Filed Pursuant to Rule 424(b)(4)
Registration No. 333-214909

PROSPECTUS

Presbia PLC

We are distributing to holders of our ordinary shares, at no charge, non-transferable and non-tradeable subscription rights to purchase ordinary shares. We refer to the offering that is the subject of this prospectus as the “rights offering.” Each shareholder will receive one subscription right for each share of our ordinary shares owned at 5:00 PM Eastern on February 6, 2017, the record date for this rights offering, or the Record Date. Each subscription right will entitle its holder to purchase 0.335297256 ordinary shares at a subscription price of $3.00 per whole share, which we refer to as the “basic subscription right.” If you exercise your basic subscription rights in full, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed ordinary shares at the subscription price, subject to proration, which we refer to as the “over-subscription privilege.” Each subscription right consists of a basic subscription right and an over-subscription privilege, which we refer to as the “subscription right.” The subscription rights will not be tradeable or transferable.

The subscription rights will expire automatically if they are not exercised by 5:00 PM Eastern Time, on February 23, 2017. Prior to that time, we may extend the rights offering for up to an additional 30 days in our sole discretion. Once made, all exercises of subscription rights are irrevocable. We may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, the subscription agent will return all subscription payments received, without interest or penalty, as soon as practicable.

A member of our board of directors and our majority shareholder, who beneficially owned, directly and indirectly through entities controlled by him, approximately 58.4% of our outstanding ordinary shares as of the date hereof, has indicated that he intends to exercise all of the rights issued to him under the basic subscription right. However, such indication is not binding, and our majority shareholder is not legally obligated to do so. Assuming that no other holders exercise their rights in this offering, and that our majority shareholder exercises its basic subscription rights in full as indicated, after giving effect to this offering, our majority shareholder would own approximately 65.2% of our outstanding ordinary shares.

We are distributing the rights and offering the ordinary shares directly to you. We are not requiring a minimum individual or overall subscription to complete the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Computershare Inc. is acting as the subscription agent. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. The purchase of our ordinary shares involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 19 of this prospectus. You should carefully consider these risk factors, as well as the information contained in or incorporated by reference into this prospectus, before you invest.

Our ordinary shares are listed on the NASDAQ Global Market, or NASDAQ, under the symbol “LENS.” On January 18, the last reported sale price of our ordinary shares was $3.41 per share. The subscription rights are non-transferrable and will not be listed for trading on NASDAQ or any other stock exchange or market. You are urged to obtain a current price quote for our ordinary shares before exercising your subscription rights.

	Per Share	Total(1)
Subscription price	$3.00	$13.5 million
Estimated expenses	$0.07	$0.3 million
Proceeds to us	$2.93	$13.2 million

(1)	Assumes the rights offering is fully subscribed.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercise of subscription rights once made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 26, 2017

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Presbia,” “Company,” “we,” “us” and “our” refer to Presbia PLC and its consolidated subsidiaries. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission,” utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus before making a decision whether to invest in the ordinary shares. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document previously filed or in the future will file with the SEC containing that information, as the case may be.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our ordinary shares, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Why are we conducting the rights offering?

We are conducting the rights offering to raise additional capital for general corporate purposes, including funding our U.S. staged pivotal trial for our microlens and microlens inserter. We will also fund our commercialization efforts, research and development activities, product manufacturing, acquisitions or investments in businesses, and products or technologies that are complementary to our own. Consequently, we anticipate increasing our working capital and capital expenditures. We evaluated several offering structures and concluded that a rights offering was the structure that best preserved the value of the company for our existing shareholders. We sought to limit shareholder dilution and fund the company through our next set of internal FDA approval benchmarks, at which time we believe the company may be in a position for a larger fundraising transaction.

What is the rights offering?

We are distributing to holders of our ordinary shares, at no charge, non-transferable and non-tradeable subscription rights to purchase ordinary shares. We refer to the offering that is the subject of this prospectus as the “rights offering.” Each shareholder will receive one subscription right for each ordinary share owned at 5:00 PM Eastern on February 6, 2017, the record date for this rights offering. Each subscription right will entitle its holder to purchase 0.335297256 ordinary shares at a subscription price of $3.00 per whole share, which we refer to as the “basic subscription right.” If you exercise your basic subscription rights in full, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed ordinary shares at the subscription price, subject to proration, which we refer to as the “over-subscription privilege.” Each subscription right consists of a basic subscription right and an over-subscription privilege, which we refer to as the “subscription right.”

What are the basic subscription rights?

The basic subscription right gives our shareholders the opportunity to purchase 0.335297256 ordinary shares at a subscription price of $3.00 per whole share. We have granted to you, as a shareholder of record on the record date, one subscription right for every share of our ordinary shares you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We determined the ratio of rights required to purchase one share by dividing $13,500,000 by the subscription price of $3.00 to determine the number of shares to be issued in the rights offering and then dividing the number of shares to be issued in the rights offering by the number of ordinary shares outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for 0.335297256 of a share of ordinary shares at the cash price of $3.00 per whole share, subject to rounding down in the case of fractional shares. As an example, if you owned 1,000 shares of our ordinary shares on the record date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase 335 ordinary shares (rounded down to the nearest whole share) at a subscription price of $3.00 per whole share.

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase ordinary shares under your over-subscription privilege.

What is the over-subscription privilege?

If you purchase all of the ordinary shares available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any ordinary shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional ordinary shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient ordinary shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our ordinary shares each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of ordinary shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder over-subscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all of the ordinary shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed ordinary shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription right and for any additional shares you desire to purchase pursuant to your over-subscription request). See “The rights offering—The subscription rights—Over-subscription Privilege.” Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following completion of the rights offering.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Computershare Inc., our “subscription agent” for the rights offering, will determine the over-subscription allocation based on the formula described above.

What effects will the rights offering have on our outstanding shares?

As of the date hereof, 13,420,927 ordinary shares were issued and outstanding. If all of the subscription rights are exercised in full by our shareholders, we expect to issue an additional 4,500,000 ordinary shares after the closing of the rights offering, for a total of 17,920,927 ordinary shares issued and outstanding. This assumes that, during the rights offering, we issue no other shares and that no options are exercised and no restricted stock units are vested.

The issuance of shares in the rights offering will dilute, and thereby reduce, your proportionate ownership in our ordinary shares if you do not exercise your basic subscription right in full. In addition, if the subscription price of the shares is less than the market price of our ordinary shares it will likely reduce the market price per share of shares you already hold.

How was the subscription price determined?

Our board of directors delegated full authority with respect to the pricing and other terms of the rights offering to a pricing committee consisting of members of our board of directors who meet the definition of

“independent” under applicable NASDAQ rules and who are not affiliated with, and do not have a financial interest in, any entities controlled by Richard Ressler. Richard Ressler is a member of our board of directors and beneficially owns approximately 58.4% of our outstanding ordinary shares. In determining the subscription price, the pricing committee of our board of directors is expected to consider, among other things, the following factors:

•	the current and historical trading prices of our ordinary shares;

•	the price at which shareholders might be willing to participate in the rights offering, including the price at which our majority shareholder would be willing to participate;

•	our need for additional capital and liquidity;

•	the likely cost of capital from other sources; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our pricing committee is expected to review our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our pricing committee believes that the subscription price should be designed to provide an incentive to our current shareholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege, if available.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our ordinary shares. We cannot assure you that the market price of our ordinary shares will not decline during or after the rights offering. You should obtain a current price quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

Am I required to exercise all of the basic subscription rights I receive in the rights offering?

No. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. If you do not exercise any basic subscription rights, the number of shares of our ordinary shares you own will not change. However, if you choose not to exercise your basic subscription rights in full, your proportionate ownership interest in our company will decrease. If you do not exercise your basic subscription rights in full, you will not be entitled to exercise your over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a subscription rights statement and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription rights statement and payment in full for both your basic subscription rights and any over-subscription privilege you elect to exercise before the rights offering expires on February 23, 2017, at 5:00 PM Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment.

May I transfer my subscription rights?

No. The subscription rights may be exercised only by the shareholders to whom they are distributed and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, a subscription rights statement may be completed only by the shareholder who receives the statement. The subscription rights will not be listed for trading on any stock exchange or market.

Have any shareholders indicated that they will exercise their rights?

Yes. A member of our board of directors and our majority shareholder, who beneficially owned approximately 58.4% of our outstanding ordinary shares as of the date hereof, has indicated that such majority shareholder intends to exercise all of the rights issued to it under the basic subscription right. However, such indication is not binding, and our majority shareholder is not legally obligated to do so. Assuming no other holders exercise their rights in this offering, and that our majority shareholder exercises its basic subscription rights in full as indicated, but does not exercise its over-subscription privileges, after giving effect to this offering, our majority shareholder would own approximately 65.2% of our outstanding ordinary shares. Except as a result of any increase in its ownership of ordinary shares, our majority shareholder will not obtain any additional governance or control rights as a result of the rights offering.

Will our directors and executive officers participate in the rights offering?

To the extent they hold ordinary shares as of the Record Date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other rights holders. In addition to our majority shareholder, our executive chairman who beneficially owned 16,533 ordinary shares as of the date hereof has indicated an interest in exercising all of the rights issued to him under the basic subscription right. There, however, is no binding commitment or agreement for our majority shareholder to do so. Except as set forth herein, none of our directors or executive officers has indicated whether he or she would exercise subscription rights received in the rights offering.

Has the board of directors made a recommendation to shareholders regarding the rights offering?

No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our ordinary shares will trade after the rights offering. On January 18, 2017, the closing price of our ordinary shares was $3.41 per share. The market price for our ordinary shares may be above the subscription price or may be below the subscription price. If you exercise your subscription rights, you may not be able to sell the underlying ordinary shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. You are urged to obtain a current price quote for our ordinary shares before exercising your subscription rights. See “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

How do I exercise my subscription rights?

If you are a shareholder of record (meaning you hold your ordinary shares in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights statement, together with payment of the subscription price for both your basic subscription rights and any over-subscription privilege you elect to exercise, to the subscription agent before 5:00 PM Eastern Time, on February 23, 2017. If you are exercising your subscription rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the ordinary shares subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are held in “street name”?

If you hold your ordinary shares in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase ordinary shares, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this rights offering.

What form of payment is required?

You must timely pay the full subscription price for the full number of ordinary shares you wish to acquire pursuant to the exercise of subscription rights by delivering to the subscription agent a personal check or bank draft drawn on a U.S. bank.

If you send a payment that is insufficient to purchase the number of ordinary shares you requested, or if the number of ordinary shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received.

When will I receive my new ordinary shares?

The subscription agent will arrange for the issuance of the ordinary shares as soon as practicable after the expiration of the rights offering, payment for the ordinary shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. All ordinary shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the rights offering.

After I send in my payment and subscription rights statement to the subscription agent, may I cancel my exercise of subscription rights?

No. Exercises of subscription rights are irrevocable unless the rights offering is terminated by us, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase ordinary shares at the subscription price.

How much will our company receive from the rights offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our shareholders, we estimate that the net proceeds to us from the rights offering, after deducting estimated offering expenses, will be approximately $13.2 million. It is possible that we will elect to cancel the rights offering altogether.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional ordinary shares and you should consider this investment as carefully as you would consider any other investment. We cannot assure you that the market price of our ordinary shares will exceed the subscription price, nor can we assure you that the market price of our ordinary shares will not further decline during or after the rights offering. We also cannot assure you that you will be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price. In addition, you should carefully consider the risks described under the heading “Risk Factors” for further discussion of some of the risks involved in investing in our securities.

Can the board of directors terminate or extend the rights offering?

Yes. Our board of directors may decide to terminate the rights offering at any time and for any reason before the expiration of the rights offering. We also have the right to extend the rights offering for up to thirty (30) days in our sole discretion. We do not presently intend to extend the rights offering. We will notify shareholders if the rights offering is terminated or extended by issuing a press release and return any subscription monies, without interest or penalty, received.

If the rights offering is not completed or is terminated, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned as soon as practicable after the termination of the rights offering, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

How do I exercise my rights if I live outside the U.S.?

The subscription agent will hold subscription rights statements for shareholders having addresses outside the U.S. To exercise subscription rights, foreign shareholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering—Foreign Shareholders.”

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank, or other nominee, you are responsible for paying any fees your broker, dealer, bank, or other nominee may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, we do not believe you should recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal and Ireland Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder, then you should send your subscription rights statement and payment of your subscription price to the subscription agent via first class mail or courier service to:

By Mail:

Computershare Inc.

Voluntary Offers

P.O. Box 43011

Providence, RI 02940-3011

By Overnight Courier:

Computershare Inc.

Voluntary Offers

250 Royall Street, Suite V

Canton, MA 02021

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription rights statement and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent before the expiration of the rights offering at 5:00 PM Eastern Time on February 23, 2017.

Whom should I contact if I have other questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact Georgesen at (866) 628-6024.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus and in the documents we incorporate by reference. This summary provides an overview of selected information and does not contain all of the information you should consider. Before investing in our ordinary shares, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors“ and the consolidated financial statements and related notes and additional information included or incorporated by reference in this prospectus.

OUR COMPANY

Our Business

Presbia PLC, sometimes referred to as “we” or the “Company,” is an ophthalmic device company which has developed, and is currently marketing, a proprietary optical lens implant for treating presbyopia. Presbyopia is the age related loss of near field vision. It is the condition that requires many adults to require reading glasses. Our Flexivue microlens is a miniature lens designed to be surgically implanted in the cornea of the patient’s non-dominant eye. Through a process called “neural adaptation,” the patient’s brain rapidly adapts to use the dominant eye for distance, and the microlens assisted non-dominant eye for near vision. The procedure is fast, non-invasive, and can be reversed or updated if necessary.

We have commercialized the Flexivue microlens in certain strategic countries where we currently have marketing approval. Our goal is to become a leading provider of corneal inlay presbyopia-correcting treatment worldwide.

Through our European Union CE Mark, we are generally authorized to market the Flexivue microlens throughout the European Economic Area, or “EEA” (all European Union member states plus Iceland, Liechtenstein and Norway), and, through mutual recognition agreements, in Switzerland. We currently market our product in certain strategic EEA countries as well as countries outside of the EEA in which we possess marketing approval.

We are presently seeking marketing approval in the U.S. In December 2013, we received approval to commence a staged pivotal clinical trial as part of the U.S. Food and Drug Administration, or “FDA,” approval process. Beginning in May 2014, we enrolled a total of seventy-five (75) subjects at six (6) investigational sites in the U.S. and each subject underwent insertion of our microlens in the non-dominant eye. Based on nine-month data on fifty-two (52) subjects, in January 2015, we submitted an interim safety report as a supplement to our investigational device exemption, or IDE, to the FDA. In February 2015, we received approval from the FDA to commence second stage enrollment in this trial. During September 2015, we completed the enrollment of the second stage study of 346 subjects at up to five (5) additional investigational sites. This trial is necessary in order to obtain clinical data to provide the primary support for a safety and effectiveness evaluation to support a pre-market approval, or “PMA,” for marketing clearance in the U.S. Data on a minimum of 300 subjects with 24-month data will be submitted as part of the PMA, and all subjects will be followed for three (3) years following implantation. We are targeting submission of our final PMA, containing 24-month data on 300 subjects, to the FDA in the fourth quarter of 2017. We are pursuing a modular PMA submission strategy whereby we intend to submit to the FDA information regarding preclinical testing, engineering, and manufacturing beginning in the second quarter of 2016 to the first quarter of 2017 prior to the submission of our final PMA. We are targeting PMA approval of our microlens between the first quarter and third quarter of 2018. We are also targeting submission to the FDA of a final report with 36-month data on these 300 subjects between the second and the fourth quarter of 2018.

These milestones could be delayed by further interactions with the FDA or by a variety of other factors. In addition, no assurance can be given that the FDA will grant us PMA approval or, if granted, that it will be granted in accordance with our anticipated time schedule. Also, the FDA may require us to conduct post-approval studies as a condition of approval.

We own intellectual property related to refractive powered inlays to treat presbyopia. We believe that our intellectual property portfolio, specifically the patents therein, also gives us the ability to expand into broader vision correction solutions if we so decide.

Recent Developments

Update on U.S. Staged Pivotal Clinical Trial

On December 21, 2016, we reported the following interim data from our U.S. staged pivotal clinical trial. Through November 30, 2016, 421 subjects have undergone insertion of our microlens during the staged pivotal clinic trial that we are performing to obtain the clinical data required to enable us to obtain pre-market approval from the FDA. Currently, we are 24 months into our 3-year pivotal study and anticipates submitting data to the FDA in September 2017. To date, 100% of the subjects have passed through the 12 month post-operative visit. Data (representing 100% of the study cohort and excluding subjects who explanted the Microlens or did not return for scheduled trial visits and considered lost to follow-up) made available to us indicates that:

•	Subjects gained an average of 5 lines of uncorrected near visual acuity (the ability to see close objects without prescription enhancement) in treated eyes (Figure A),

•	Approximately 83% of subjects achieved 20/40 or better uncorrected distance vision in treated eyes (Figure B) and there was little to no change in binocular uncorrected distance vision (Figure C), and

•	Approximately 98% of subjects achieved 20/40 or better best corrected distance vision in the treated eyes (Figure D) and there was little to no change in binocular best corrected distance vision (Figure E). (Presbia Flexivue Microlens is designed to take advantage of binocular vision as most patients fuse both images in the brain. The brain filters bad images, thus, resulting in accepting the best images. This process is known as “neuroadaptation.”)

The following chart summarizes the uncorrected near visual acuity in the treated eyes:

Figure A

Average Uncorrected Near Visual Acuity (logMAR)—Operated Eyes

US Data (100% of subjects through 12M)

The following chart summarizes the uncorrected distance vision in the treated eyes:

Figure B

Uncorrected Distance Visual Acuity—Operated Eyes—

US Data (100% of all subjects through 12M)

The following chart summarizes the binocular uncorrected distance visual acuity:

Figure C

Uncorrected Distance Visual Acuity—Both Eyes

US Data (100% of subjects through 12M)

The following chart summarizes the best corrected distance vision in the treated eyes:

Figure D

Best Corrected Distance Visual Acuity—Operated Eyes—

US Data (100% of all subjects through 12M)

The following chart summarizes the binocular best corrected distance vision:

Figure E

Best Corrected Distance Visual Acuity—Both Eyes—

US Data (100% of all subjects through 12M)

Notwithstanding these results, we cannot assure you when or whether we will obtain pre-market approval, or what expenditures we will incur whether or not we obtain such approval, given the many significant risks associated with seeking such an approval from the FDA. Furthermore, certain adverse events have been reported as part of the on-going staged pivotal clinical trial. For a discussion of previously reported adverse events please see the risk factors, including the risk factor titled “If concerns regarding side effects from presbyopia correction surgery generally, or our products specifically, develop, including as a result of third-party studies and publications, our business, results of operations and financial condition will be materially and adversely affected.”, in this prospectus.

We require PMA approval in order to market our products in the United States.

Change in Management

On January 13, 2017, we and Vladimir Feingold, our Chief Technology Officer and a director of ours, reached a mutual agreement by which Mr. Feingold resigned as Chief Technology Officer and transitioned to become a consultant effective as of January 13, 2017. Mr. Feingold will continue to serve as a member of our board of directors.

In connection with Mr. Feingold’s resignation, we and Mr. Feingold entered into a Separation and General Release Agreement and a Consulting Agreement. The Separation and General Release Agreement provides for, among other things, (i) the payment of his 2016 annual bonus in the range of $20,472 to $40,944 depending on the Board’s determination of the achievement of certain 2016 personal development and corporate goals, (ii) January 13, 2017 as the last date of employment, (iii) general release by Mr. Feingold and (iv) a consulting agreement. The Consulting Agreement, provides for, among other things, (i) an initial one-year term, which shall automatically renew for successive one-year terms, unless terminated in accordance with the provisions of the Consulting Agreement, (ii) a $35,000 monthly consulting fee for the services specified in the applicable statement of work, including services related to regulatory and IP-related matters, (iii) termination by us upon sixty days’ notice and termination by Mr. Feingold upon thirty days’ notice, and (iv) the payment of the balance of the consulting fees for the initial term (as defined in the Consulting Agreement), if we terminate the Consulting Agreement without cause (as defined in the Consulting Agreement) during the initial term.

The above descriptions of the terms of the Separation and General Release Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as exhibits to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2017.

Corporate Information

In February 2015, Presbia PLC consummated its initial public offering of ordinary shares. Prior to our initial public offering, we effected a series of reorganization transactions described below.

Presbia Holdings was organized in the Cayman Islands in 2007 as an exempted company with limited liability. In 2009, Presbia Holdings acquired Visitome, Inc., a California corporation and the developer of our corneal inlay technology.

In October 2013, we completed a restructuring which involved the establishment of our interim holding company, Presbia Ireland, Limited, that directly or indirectly owns 100% of our business, assets and subsidiaries. Presbia Ireland, Limited is organized under the laws of Ireland as a private limited company. At the time of the restructuring, Presbia Ireland, Limited was wholly-owned by Presbia Holdings and certain intercompany debt was owed to Presbia Holdings by certain of its other subsidiaries. As part of the restructuring, approximately $12.2 million of such outstanding intercompany debt owed to Presbia Holdings was converted to equity of such subsidiaries. We refer to this transaction as the “2013 Restructuring.”

In November 2014, Presbia Holdings converted additional indebtedness owed to Presbia Holdings by certain subsidiaries of Presbia Ireland, Limited at that time to equity. In this transaction, approximately $23.5 million of outstanding intercompany debt owed to Presbia Holdings was converted to equity of such subsidiaries. We refer to this transaction as the “2014 Debt Conversion.”

In January 2015, Presbia Holdings converted all the remaining indebtedness owed by a subsidiary of Presbia Ireland, Limited at that time to equity. In this transaction, approximately $1.6 million of outstanding intercompany debt owed to Presbia Holdings was converted to equity of such subsidiary. We refer to this transaction as the “2015 Debt Conversion.” In addition, immediately following the 2015 Debt Conversion, Presbia Holdings contributed all the share capital in issue in Presbia Ireland, Limited to Presbia PLC, an Irish incorporated public limited company formed in February 2014 for the purpose of consummating our initial public offering, in exchange for 9,166,667 ordinary shares of Presbia PLC. We refer to this transaction as the “2015 Capital Contribution.” Presbia PLC previously issued 40,000 ordinary shares to Presbia Holdings upon its formation, in order to satisfy statutory requirements for the incorporation of all Irish public limited companies, which were re-designated as deferred shares under our memorandum and articles of association on the consummation of our initial public offering. We refer to the 2014 Debt Conversion, the 2015 Debt Conversion and the 2015 Capital Contribution, collectively, as the “2014-2015 Restructuring.”

We refer to the 2013 Restructuring, the formation and initial capitalization of Presbia PLC, and the 2014-2015 Restructuring, collectively, as the “Reorganization Transactions.”

In August 2015, Presbia Holdings distributed the 9,166,667 ordinary shares of Presbia PLC, referred to herein as the “2015 Capital Contribution” and an additional 500,000 ordinary shares acquired from the initial public offering for an aggregate of 9,666,667 ordinary shares, to its ordinary shareholders and liquidated the entity in November 2015.

Our corporate structure is set forth below.

Our principal executive offices are located at 120/121 Baggot Street Lower, Dublin 2, Ireland, and our telephone number is +353 (1) 659 9446.

Our website address is http://www.presbia.com. Information contained on our website does not constitute a part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two (2) years of audited financial statements and only two (2) years of related Management’s Discussion & Analysis (“MD&A”) of Financial Condition and Results of Operations;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	we have elected to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions until January 1, 2021, the first fiscal year following the fifth (5th) anniversary of our initial public offering. However, if certain events occur prior to such date, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company.

SUMMARY OF THE RIGHTS OFFERING

Issuer	Presbia PLC

Subscription rights	We are distributing to holders of our ordinary shares, at no charge, non-transferable and non-tradeable subscription rights to purchase ordinary shares. We refer to the offering that is the subject of this prospectus as the “rights offering.” Each shareholder will receive one subscription right for each ordinary share owned at 5:00 PM Eastern Time on February 6, 2017, the record date for this rights offering. Each subscription right will entitle its holder to purchase ordinary shares at a subscription price of $3.00 per whole share (subject to rounding down in the case of fractional shares), which we refer to as the “basic subscription right.” If you exercise your basic subscription rights in full, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed ordinary shares at the subscription price, subject to proration, which we refer to as the “over-subscription privilege.” Each subscription right consists of a basic subscription right and an over-subscription privilege, which we refer to as the “subscription right.”

Size of offering	We are offering up to 4,500,000 ordinary shares.

Subscription price	$3.00 per whole share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date	As of 5:00 PM Eastern Time, on February 6, 2017.

Basic subscription rights	The basic subscription right gives our shareholders the opportunity to purchase 0.335297256 ordinary shares per ordinary share held on the Record Date at a subscription price of $3.00 per whole share.

Over-subscription privilege	If you exercise your basic subscription rights in full, you may also choose to purchase a portion of any ordinary shares that are not purchased by our other shareholders through the exercise of their basic subscription rights. You may subscribe for additional ordinary shares pursuant to this over-subscription privilege, subject to proration described elsewhere in this prospectus.

Expiration date	The subscription rights will expire at 5:00 PM Eastern Time, on February 23, 2017. We reserve the right to extend the expiration date for up to thirty (30) days in our sole discretion.

Procedure for exercising subscription rights	To exercise your subscription rights, you must take the following steps:

If you are a record holder of our ordinary shares, you must deliver payment and a properly completed subscription rights statement to the subscription agent to be received before 5:00 PM Eastern Time, on February 23, 2017. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 PM Eastern Time, on February 23, 2017.

Ordinary Shares Outstanding after the Rights Offering	17,920,927 shares, assuming full subscription of the ordinary shares available under the rights offering.

Delivery of shares	As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the ordinary shares purchased pursuant to the rights offering. All ordinary shares that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these shares if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the shares you purchased in the rights offering.

No fractional shares	We will not issue fractional shares in the rights offering. Rights holders will only be entitled to purchase a number of shares representing a whole number of ordinary shares, rounded down to the nearest whole number of a share a holder would otherwise be entitled to purchase. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty.

Non-transferability of subscription rights	The subscription rights may not be sold, transferred, assigned or given away to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

No board recommendation	Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. You are urged to obtain a current price quote for our ordinary shares before exercising your subscription rights. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

Participation by our largest shareholder	A member of our board of directors beneficially owns, directly and indirectly through entities controlled by him, approximately 58.4% of our outstanding ordinary shares. Our majority shareholder has indicated an interest in fully exercising its basic subscription privilege. There, however, is no binding commitment or agreement for our majority shareholder to do so.

Director and Officer Participation in Rights Offering	To the extent they hold ordinary shares as of the Record Date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other rights holders. In addition to our majority shareholder, our executive chairman who beneficially owns 16,533 ordinary shares as of the date hereof has indicated an interest in exercising all of the rights issued to him under the basic subscription right. There, however, is no binding commitment or agreement for our majority shareholder to do so. Except as set forth herein, none of our directors or executive officers has indicated whether he or she would exercise subscription rights received in the rights offering.

No revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights.

Use of proceeds	We intend to use the net proceeds from this rights offering for general corporate purposes, including funding our U.S. staged pivotal trial for our microlens and microlens inserter. We will also fund our commercialization efforts, research and development activities, product manufacturing, acquisitions or investments in businesses, products or technologies that are complementary to our own. See “Use of Proceeds.”

Material U.S. Federal and Ireland income tax consequences	You should refer to “Material U.S. Federal and Ireland Income Tax Consequences” for a discussion of certain tax considerations of the rights offering. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or expiration of the subscription rights in light of your particular circumstances.

Extension and termination	Although we do not presently intend to do so, we may extend the rights offering for additional time in our sole discretion. Our board of directors may for any reason terminate the rights offering at any time before the completion of the rights offering.

Subscription Agent	Computershare Inc.

Market for ordinary shares	Our ordinary shares are listed on NASDAQ under the symbol “LENS.” See “Market Price of our Ordinary Shares and Related Shareholder Matters.”

Risk factors	Before you exercise your subscription rights to purchase ordinary shares, you should be aware that there are risks associated with your investment, and you should carefully read and consider risks described in the section captioned “Risk Factors” together with all of the other information included in this prospectus.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth below and those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, filed with the Commission on March 28, 2016, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus.

Any of the risks we describe below or in the information incorporated herein by reference in this prospectus could cause our business, financial condition or operating results to suffer. The market price of our ordinary shares could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Related to the Rights Offering

The subscription rights are non-transferable and non-tradeable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. Because the subscription rights are non-transferable and non-tradeable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights in order to realize any potential value.

If you do not exercise all of your subscription rights in this rights offering, you may suffer significant dilution of your percentage ownership of our ordinary shares.

To the extent that you do not exercise your subscription rights to subscribe for shares of our ordinary shares, your proportionate ownership in us will be reduced to the extent that other holders of our ordinary shares exercise their subscription rights. If we sell all of the ordinary shares being offered in the rights offering, assuming no other issuances between the date hereof and the issuance of such shares, we will have approximately 17,920,927 ordinary shares outstanding after the rights offering.

Further, because the price per share being offered will be substantially higher than the net tangible book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. Therefore, if you acquire our ordinary shares in this offering, you will incur immediate dilution of $1.70 in net tangible book value per share from the price you paid. See “Dilution” in this prospectus for a more detailed discussion of the dilution which you will experience in connection with this offering.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

While we currently anticipate that we will use the net proceeds of the rights offering for general corporate purposes, including funding our U.S. staged pivotal trial for our microlens and microlens inserter, our commercialization efforts, research and development activities, product manufacturing, and acquisitions or investments in businesses, products or technologies that are complementary to our own, our management may allocate the proceeds among these purposes as it determines is appropriate. In addition, market factors or other factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

If you desire to participate in the rights offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or prior to 5:00 PM Eastern Time, on February 23, 2017, the current expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent has any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. See “The Rights Offering” for additional details regarding exercise of your subscription rights.

If you make payment of the subscription price by personal check, your check may not clear in sufficient time to enable you to purchase ordinary shares in this rights offering.

Any personal check used to pay for ordinary shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for the ordinary shares by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the ordinary shares you wish to purchase.

Completion of the rights offering is not subject to us raising a minimum offering amount and we may still need additional funding to carry out our proposed operating activities, including completing our clinical trial and obtaining regulatory approval of our microlens in the U.S., after the rights offering.

We have a history of losses and as of September 30, 2016, we had an accumulated deficit of $67.5 million. Completion of the rights offering is not subject to us raising a minimum offering amount and therefore the net proceeds from the rights offering will likely be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital. Even if we sell all of the shares subject to the rights offering, we may need to obtain further additional financing in the future in order to complete our clinical trial, obtain regulatory approval in the U.S. and commercialize our microlens. Such further additional financing may further dilute your holding in the Company.

This rights offering may cause the trading price of our ordinary shares to decrease.

The subscription price, together with the number of ordinary shares we propose to issue and ultimately will issue if this rights offering is completed, may result in an immediate decrease in the market price of our ordinary shares. This decrease may continue after the completion of this rights offering. If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of the shares underlying the subscription rights, the resulting sales could depress the market price of our ordinary shares. Following the exercise of your subscription rights you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price.

Because the exercise of your subscription rights is not revocable, you could be committed to buying ordinary shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. The market price of our ordinary shares may decline prior to the expiration of this offering or a subscribing rights holder may not be able to sell ordinary shares purchased in this offering at a price equal to or greater than the subscription price. Until ordinary shares are delivered upon expiration of the rights offering, you will not be able to sell or transfer the ordinary shares that you purchase in the rights offering. Any such delivery will occur as soon as practicable after the rights offering has expired, payment for the ordinary shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies as soon as practicable.

We may decide, in our sole discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this offering is cancelled or terminated, we will have no obligation with respect to subscription rights that have been exercised except to return as soon as practicable, without interest or penalty, the subscription payments deposited with the subscription agent. If we terminate this offering and you have not exercised any subscription rights, such subscription rights will expire worthless.

Our share price may be volatile, and you may not be able to resell your shares at or above the price that you paid for them.

Since our initial public offering in the first quarter of 2015, the trading price of our ordinary shares has been volatile, ranging from a high of $9.38 to a low of $2.94, and it is likely that the trading price of our ordinary shares will continue to be volatile. As a result of this volatility, the price of ordinary shares that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. The market price for our ordinary shares may be influenced by many factors, including but not limited to:

•	announcements regarding the timing, progress or results of our clinical trials, post-market evaluation studies, research and development programs and commercialization efforts;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	actual or anticipated fluctuations in our key operating metrics, financial condition and operating results;

•	third-party publications reporting findings with respect to the efficacy and safety of our products;

•	difficulties in establishing relationships with refractive laser centers;

•	actual or anticipated changes in our growth rate;

•	announcements of technological innovations or new offerings by us or our competitors;

•	our announcement of actual results for a fiscal period that are worse than projected or expected or our announcement of revenue or earnings guidance that is lower than expected;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	failure of any of our products to achieve or maintain market acceptance;

•	changes in market valuations of similar companies;

•	success of competitive products or services;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	announcements by us or our competitors of significant products or services, contracts, acquisitions or strategic alliances;

•	regulatory developments in the U.S. or other countries;

•	actual or threatened litigation involving us or our industry;

•	additions or departures of key personnel;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	further issuances of ordinary shares by us;

•	sales of ordinary shares by our shareholders;

•	repurchases or redemptions of ordinary shares; and

•	changes in general economic, industry and market conditions.

In addition, the stock market in general, and the market for medical device companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Any such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

We cannot assure you that the trading price of our ordinary shares will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your ordinary shares at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our ordinary shares. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our ordinary shares that you purchase in the rights offering. Shares of our ordinary shares purchased will be issued as soon as practicable after the rights offering has expired, payment for the ordinary shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. We will not pay you interest on funds delivered to the subscription agent pursuant to your exercise of subscription rights.

Because we do not have any formal commitments from any of our shareholders to participate in this rights offering, and have not entered into a backstop agreement with any person concerning this rights offering, the proceeds we receive from this rights offering may be lower than currently anticipated.

We do not have any binding commitments from any of our shareholders to participate in this rights offering and we cannot assure you that any of our shareholders will exercise all or any part of their basic subscription rights or their over-subscription privilege. If our shareholders subscribe for fewer of our ordinary shares than anticipated, the gross proceeds will be less than currently anticipated. A member of our board of directors and our majority shareholder, who beneficially owned approximately 58.4% of our outstanding ordinary shares as of the date hereof, has indicated that such majority shareholder intends to exercise all of the rights issued to it under the basic subscription right. However, such indication is not binding, and our majority shareholder is not legally obligated to do so. In addition, we are not entering into any backstop agreement or similar agreement with respect to the purchase of any shares of our ordinary shares subscribed for through the basic subscription privilege or the over-subscription privilege, nor are we engaging any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in this rights offering. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering, and there is no minimum purchase requirement as a condition to our accepting subscriptions.

If the rights offering is not fully subscribed, and our majority shareholder fully exercises his subscription rights, our majority shareholder would increase his ownership percentage.

Our majority shareholder, who beneficially owned approximately 58.4% of our outstanding ordinary shares as of the date hereof, has indicated that it intends to exercise all of the rights issued to it under the basic subscription right. However, such indication is not binding, and our majority shareholder is not legally obligated to do so. If our majority shareholder is the only holder of rights who subscribes in the rights offering and such majority shareholder does not exercise his over-subscription privilege, the Company will issue an aggregate of 2,629,236 ordinary shares to its majority shareholder. Under such circumstances, our majority shareholder’s ownership percentage of our outstanding ordinary shares would increase to approximately 65.2% after giving effect to this rights offering. Except as a result of any increase in its ownership of ordinary shares, our majority shareholder will not obtain any additional governance or control rights as a result of the rights offering. Your interests as a holder of our ordinary shares may differ from the interests of our majority shareholder.

The subscription price determined for this offering is not an indication of the fair value of our ordinary shares.

In determining the subscription price, the pricing committee of our board of directors is expected to consider a number of factors, including, but not limited to, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our ordinary shares, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering. In conjunction with its review of these factors, our pricing committee is also expected to review a range of discounts to market value represented by the subscription prices in various prior rights offerings by other public companies. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the fair value of our ordinary shares. After the date of this prospectus, our ordinary shares may trade at prices above or below the subscription price.

You may not receive all of the shares for which you over-subscribe.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional number of shares. Over-subscription privileges will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription shares to which they have subscribed. We cannot guarantee that you will receive any or the entire amount of ordinary shares for which you over-subscribed. If the prorated amount of ordinary shares allocated to you in connection with your over-subscription privilege is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

The receipt of subscription rights may be treated as a taxable distribution to you.

We believe the distribution of the subscription rights in this rights offering should be a non-taxable distribution to holders of ordinary shares under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the “Code.” Please see the discussion on the “Material U.S. Federal and Ireland Income Tax Consequences” below. This position is not binding on the IRS, or the courts, however. If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

Significant sales of our ordinary shares, or the perception that significant sales may occur in the future, could adversely affect the market price for our ordinary shares.

The sale of substantial amounts of our ordinary shares could adversely affect the price of these securities. Sales of substantial amounts of our ordinary shares in the public market, and the availability of shares for future sale, including up to 4,500,000 ordinary shares to be issued in this rights offering, could cause the market price of our ordinary shares to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our ordinary shares and our ability to raise additional capital.

Risks Related to Ownership of our Ordinary Shares

An active, liquid and orderly trading market for our ordinary shares may not develop or be sustained and you may not be able to resell your shares at or above the price that you paid for them.

Prior to our initial public offering, there was no public market for our ordinary shares. Although our ordinary shares are listed on the NASDAQ Global Market, an active, liquid, and orderly trading market for our shares may never develop or be sustained. If an active market for our ordinary shares does not continue to develop or is not sustained, it may be difficult for investors in our ordinary shares to sell shares without depressing the market price for the shares or to sell the shares at all.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our shares adversely, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Our controlling shareholder has substantial control over us and beneficially owns a majority of our issued ordinary shares, which could delay or prevent a change in corporate control.

One of our directors and his affiliates, hold a majority of our issued ordinary shares. As of the date hereof, our majority shareholder effectively controlled approximately 58.4% of the 13,420,927 shares outstanding. As a result, our majority shareholder has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any sale, merger, consolidation or sale of all or substantially all of our assets. In addition, our majority shareholder has the ability to control or influence our management and our affairs. Furthermore, the concentration of voting power in our controlling shareholder may have an adverse effect on our share price.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are taking advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act for an extended period of time, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until January 1, 2021, although if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of any June 30 before that time, if annual gross revenue exceeds $1.0 billion or we have issued more than $1.0 billion of non-convertible debt in any three year period, we would cease to be an “emerging growth company” as of the following December 31. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares.

We are a “controlled company” under the NASDAQ listing rules, and as such we are entitled to exemption from certain NASDAQ corporate governance standards, and you may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

One of our directors and his affiliates hold a majority of the voting power of our issued ordinary shares. As a result, we are a “controlled company” within the meaning of the corporate governance rules of NASDAQ. Under these rules, a controlled company may elect not to comply with certain corporate governance requirements, including: the requirement that we have a compensation committee that is composed entirely of independent directors; the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors; and the requirement that a majority of the members of our Board be independent directors. We are currently utilizing and intend to continue to utilize some or all of those exemptions. Accordingly, you will not be similarly situated to shareholders of companies that are subject to all of the corporate governance requirements of NASDAQ. Our status as a controlled company could make our ordinary shares less attractive to some investors or otherwise harm our stock price.

We do not currently intend to pay dividends on our ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

We have never declared or paid any cash dividends on our ordinary shares and do not intend to do so for the foreseeable future. We currently intend to retain all available funds and any future earnings to support the operation of, and to finance the growth and development of, our business. Any future determination to declare cash dividends will be made at the discretion of our Board, subject to compliance with applicable laws (including the Irish Companies Acts 2014 (the “Companies Act”), which require Irish companies to have “profits available for distribution” before they can pay dividends) and covenants under credit facilities, which may restrict or limit our ability to pay dividends and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant. As a result, any return to shareholders will be limited to the appreciation, if any, of their ordinary shares.

Provisions contained in our articles of association, as well as provisions of Irish law, could impair a takeover attempt.

Our articles of association and certain provisions of the Companies Acts contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our Board.

There are a number of methods for acquiring an Irish public limited company, including a court-approved scheme of arrangement under the Companies Acts, through a tender offer by a third party under the Irish Takeover Panel Act 1997 (as amended) and the takeover rules made thereunder, which we refer to herein as the “Irish Takeover Rules,” and by way of a merger with a company incorporated in the EEA under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended). Each method requires shareholder approval or acceptance and different thresholds apply.

The Irish Takeover Rules will govern a takeover or attempted takeover of our company by means of a court-approved scheme of arrangement, a tender offer or a cross-border merger. These Rules contain detailed provisions for takeovers including as to disclosure, dealing and timetable. The Irish Takeover Rules could discourage an investor from acquiring 30% or more of the outstanding ordinary shares of our company unless such investor were prepared to make a bid to acquire all outstanding ordinary shares.

Our Board may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

Under the Irish Takeover Rules, we will not be permitted to take certain actions that might “frustrate” an offer for our ordinary shares once our Board has received an offer, or has reason to believe an offer is or may be imminent, without the approval of more than 50% of shareholders entitled to vote at a general meeting of our shareholders and/or the consent of the Irish Takeover Panel. This could limit the ability of our Board to take defensive actions even if it believes that such defensive actions would be in the best interests of our company.

Irish law differs from the laws in effect in the U.S. and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the U.S. against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the U.S. currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Companies Acts, which differ in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or other officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our ordinary shares may have more difficulty protecting their interests than would holders of shares of a corporation incorporated in a jurisdiction of the U.S.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make our ordinary shares less attractive to investors.

We are incorporated under Irish law and, therefore, certain of the rights of holders of our shares are governed by Irish law, including the provisions of the Companies Acts, and by our memorandum and articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and these differences may make our ordinary shares less attractive to investors. The principal differences include the following:

•	under Irish law, dividends may only be declared if we have, on an individual entity basis, profits available for distribution, within the meaning of the Companies Acts;

•	under Irish law, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of shares for cash. Under U.S. law, shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise. Pre-emption rights may be disapplied under Irish law for a maximum renewable five-year period by Irish companies by way of a provision in their articles of association or special resolution of their shareholders, which is an option we have availed ourselves of in our articles of association prior to the consummation of our initial public offering;

•	under Irish law, certain matters require the approval of holders of 75% of the votes cast at a general meeting of our shareholders, including amendments to our memorandum and articles of association. This may make it more difficult for us to complete certain types of corporate actions deemed advisable by our Board. Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions. There is no requirement under Irish law for the shareholder approval of transactions generally;

•	under Irish law, a bidder seeking to acquire us would need, on a tender offer, to receive shareholder acceptance in respect of 80% of our outstanding shares in order to effect a compulsory acquisition of the remaining outstanding shares. If this 80% threshold is not achieved in the offer, under Irish law, the bidder cannot complete a “second step merger” to obtain 100% control of us. Accordingly, acceptance of an offer by 80% of our outstanding shares will likely be a compulsory acquisition of the non-accepting shares or a condition in a tender offer to acquire us, not 50% as is more common in tender offers for corporations organized under U.S. law; and

•	under Irish law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on voting, dividends and other payments. Comparable provisions generally do not exist under U.S. law.

A future transfer of your ordinary shares, other than one effected by means of the transfer of book entry interests in DTC, may be subject to Irish stamp duty.

Transfers of ordinary shares effected by means of the transfer of book entry interests in the Depository Trust Company, or “DTC,” should not be subject to Irish stamp duty. It is anticipated that the majority of ordinary shares will be traded through DTC through brokers who hold such ordinary shares on behalf of customers through DTC. This exemption should be available because our ordinary shares will be traded on a recognized stock exchange in the U.S. However, if you hold your ordinary shares as of record rather than beneficially through DTC or through a broker that holds your ordinary shares through DTC, any transfer of your ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the ordinary shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty to arise could adversely affect the price of our ordinary shares.

If we or any of our subsidiaries were to constitute a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, then U.S. Holders could be subject to adverse U.S. federal income tax consequences.

A PFIC generally is a foreign corporation if either at least (i) 75% of its gross income is “passive income” or (ii) 50% of the gross value of its assets is attributable to assets that produce, or are held for the production of, passive income. We believe that we were not a PFIC in prior taxable years, and based on current business plans and financial expectations, we expect that we will not be a PFIC for the current taxable year. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that we have never been, are not, and will not become a PFIC for any taxable year during which U.S. Holders hold ordinary shares. If we are a PFIC in any taxable year in which you hold shares and you are a U.S. Holder, we always will be a PFIC with respect to your stock ownership. If we are a PFIC and you are a U.S. Holder and do not make a Qualified Electing Fund election, or QEF election, with respect to us or a “mark-to-market” election with respect to our ordinary shares, you will be subject to adverse tax consequences, including deferred tax and interest charges with respect to certain distributions on our ordinary shares, any gain realized on a disposition of our ordinary shares and certain other events. The effect of these adverse tax consequences could be materially adverse to you. We do not believe that any of our subsidiaries will be PFICs in the current taxable year or foreseeable future taxable years based on their current and projected assets and income; however, there can be no assurance that our subsidiaries have never been, are not, and will not become PFICs for any taxable year during which U.S. Holders hold ordinary shares. In addition, we may form or acquire a subsidiary that is a PFIC in the future. In such event, U.S. Holders will also need to make the QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described above.

Risks Related to Our Business

We anticipate that we will continue to incur significant losses for the foreseeable future and, if we are unable to achieve and sustain profitability, the market value of our ordinary shares will likely decline.

We are an ophthalmic device company with a limited operating history. We do not possess the regulatory approvals necessary to market our products in the U.S., and we continue to incur significant research and development, sales and marketing and general and administrative expenses related to our operations. We are not profitable and have incurred losses in each year since our formation. Our net losses for the nine months ended September 30, 2016 was $11.9 million and for the years ended December 31, 2015 and 2014 were $18.2 million and $15.7 million, respectively. As of September 30, 2016, we had an accumulated deficit of $67.5 million.

We expect to continue to incur significant losses for the foreseeable future. We expect that these losses and our cash needs will increase in the near term as we continue to conduct our staged pivotal clinical trial in the U.S., seek marketing approval in other countries, and commercialize our products in those non-U.S. markets where we are permitted to sell our microlens and microlens inserter. We may never achieve profitability, and unless and until we do, we will need to continue to raise capital. We expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or curtail, our operations. To the extent that we raise additional funds by issuing equity securities, our shareholders will experience dilution, and debt financing, if available, may involve restrictive covenants. We may not be able to enter into collaborations that we seek to establish. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

We expect to incur substantial expenses in our pursuit of regulatory approval in the U.S. and can provide no assurances that we will obtain the necessary approvals from the FDA to market our products in the U.S.

The U.S. is a key market for commercialization of our microlens. Before we can market our products in the U.S., we must conduct and successfully complete extensive clinical trials and then receive premarketing approval, or PMA, from the FDA. The earliest that we can reasonably expect to receive a PMA for our microlens and microlens inserter is in the first quarter of 2018, and it is possible that none of our existing products or any products we may seek to develop in the future will ever obtain a PMA. Furthermore, even if we were to obtain a PMA, neither approval by the FDA nor our existing CE Mark ensures approval by regulatory authorities in other countries or jurisdictions that we are targeting for commercialization of our microlens and microlens inserter, and approval by one regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA.

The time required to obtain approval by the FDA and comparable non-U.S. regulatory authorities is unpredictable and depends upon numerous factors, including the substantial discretion of such regulatory authorities. In addition, approval policies, regulations or the type and amount of preclinical and clinical data necessary to gain approval may change during the course of a product’s development and may vary among jurisdictions. We will be required to undertake and complete certain studies to generate data required to support submissions to the FDA and certain other regulatory authorities, which studies may require additional capital and time. If we do not receive or maintain regulatory approvals for our products in the U.S. and other jurisdictions that we target for commercialization of our products, we will not be able to successfully commercialize our products, which would substantially impair our ability to generate revenues and materially harm our business, results of operations and financial condition.

Based on our current plan, we believe we will likely need additional capital to support our operations.

Based on our current business plan, we believe that our cash and cash equivalents at September 30, 2016, coupled with anticipated net proceeds from this rights offering and anticipated revenues outside of the U.S. will be sufficient to meet our anticipated cash requirements into the second quarter of 2018. Our current commercialization strategy is targeted to countries where we believe we can both establish the market for our technology and achieve positive cash flow from such geographic market as soon as possible. This commercialization strategy undergoes continual prioritization and from time to time we may adjust our commercialization efforts to preserve our existing cash or realize better results than anticipated which could have a positive impact on cash. Our U.S. pivotal clinical trial and planned FDA approval is our highest priority. That priority, coupled with our current commercialization efforts outside the U.S., will likely result in our need to raise additional capital to fund our operations. We may raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. To the extent that we raise additional funds by issuing equity securities, our shareholders will experience dilution, and debt financing, if available, may involve restrictive covenants.

Our microlens and microlens inserter are currently our sole products and we are highly dependent on the successful marketing and sales of these products. There is no assurance that we will be able to develop any additional products.

Our microlens and microlens inserter are currently our sole products. We may fail to successfully commercialize our products. Successfully commercializing medical devices such as our microlens is a complex and uncertain process, dependent on the efforts of management, distributors, outside consultants and general economic conditions, among other factors. Any factors that adversely impact the commercialization of our microlens including, but not limited to, the delay or denial of regulatory approvals that we seek, competition or acceptance in the marketplace, will have a negative impact on our business, results of operations and financial condition. We cannot assure you that we will be successful in developing or commercializing any potential enhancements to our microlens or any other products. Our inability to successfully commercialize our current products and/or successfully develop and commercialize additional products or any enhancements to our products which we may develop would have a material adverse effect on our business, results of operations and financial condition.

Our U.S. staged pivotal clinical trial may be delayed, suspended or terminated, which could delay or prohibit us from obtaining regulatory approvals or make obtaining such regulatory approvals more costly.

In February 2015, we received approval from the FDA to commence second stage enrollment in our U.S. staged pivotal clinical trial. By September 2015 we had completed the second stage enrollment in our U.S. staged pivotal clinical trial. However, delays in the completion of clinical testing could significantly affect our product development costs. The completion of clinical trials can be delayed for a number of reasons, including, but not limited to, delays related to:

•	unexpected adverse effects experienced by patients in a clinical trial; and

•	retaining patients who have initiated a clinical trial, but may withdraw due to treatment protocol, adverse effects from the therapy, lack of efficacy from the treatment or personal issues or who may not return for a sufficient number of post-operatic visits to allow us to obtain the data required to support our PMA submission.

Clinical trials may also be delayed, suspended or terminated as a result of ambiguous or negative interim results, or results that are inconsistent with earlier results. In addition, a clinical trial may be suspended or terminated by us, the FDA or other regulatory authorities due to a number of factors, including, but not limited to:

•	failure to conduct the clinical trial in accordance with applicable laws, regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations, trial sites or manufacturing sites by the FDA or other regulatory authorities, resulting in the imposition of a clinical hold or closure;

•	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks; and

•	lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials or increased expenses associated with the services of our CROs and other third parties.

Our product development costs will increase if we experience delays in testing or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur in any jurisdiction and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to independent ethical committees, known as institutional review boards, or IRBs, for reexamination, which may impact the costs, timing or successful completion of a clinical trial. In addition, IRBs or regulatory authorities may order the temporary discontinuation or termination of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable law or regulatory requirements, including if they present an unacceptable safety risk to patients. If we experience delays in completion of, or if we, the FDA or other regulatory authorities, an IRB or other reviewing entities, or any of our clinical trial sites suspend or terminate any of our U.S. staged pivotal clinical trial the commercial prospects for our products may be harmed and our ability to generate revenues will be delayed. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product. Also, if our U.S. staged pivotal clinical trial is delayed, our competitors may be able to bring products to market before we do or further entrench their products in the market, and the commercial viability of our product candidates could be significantly reduced. For example, AcuFocus, Inc. received FDA approval in April 2015 for its corneal inlay and Revision Optics, Inc. received FDA approval in June 2016 for its corneal inlay.

If concerns regarding side effects from presbyopia correction surgery generally, or our products specifically, develop, including as a result of third-party studies and publications, our business, results of operations and financial condition will be materially and adversely affected.

Concerns about potential side effects and long-term results may negatively impact market acceptance of presbyopia correction surgery generally or our products specifically, result in potential liability for us and prevent us from growing our business. Any undesirable side effects that may be discovered in our clinical trials or evaluations or in any third party studies or evaluations or as part of our post marketing vigilance obligations could delay or prevent regulatory approval, including FDA approval, could prevent us from maintaining our existing regulatory approvals or our CE mark, including our CE mark, or limit marketability of our products.

In connection with the patient implants as part of the ongoing pivotal clinical trial in the U.S., adverse events in treated eyes experienced to date include 73 reports of loss of best corrected distance visual acuity in treated eyes, eight reports of transient corneal haze, and eight reports of microlens explantation due to an inability of these patients to adapt to the technology. No unanticipated adverse device effects in the implanted eyes have been reported in this study to date. We have had seven serious adverse events reported for subjects unrelated to our microlens.

In early 2012, we completed a 12-month multicenter, post-market evaluation in Italy and Greece of our microlens in presbyopic patients between the ages of 45 and 60. The 12-month data for 70 patients indicated certain post-operative adverse events, including: one removal of the microlens, as a result of a patient’s complaints of significant halos and glare when driving at night; one case of transient light sensitivity syndrome (an abnormal occurrence of photosensitivity associated with the femtosecond laser); one case of epithelial ingrowth (an abnormal growth of corneal epithelium in an area where it does not belong, associated with the femtosecond laser); and four cases of transient stromal haze (the activation of inflammatory cells in connection with surgery). In addition, certain patients experienced a slight loss in uncorrected visual acuity-distance, or UCVA-distance, which is distance vision in the operated eye without prescription enhancement. For further information regarding this post-market evaluation, see “Part I, Item 1. Business—Our Solution—Evaluation Conducted Outside of the U.S.” of our annual report on Form 10-K, which is incorporated by reference herein.

In addition, our microlens has been the subject of certain third party studies that have been conducted to assess the efficacy and safety of our microlens. We did not commission these studies or design, review or oversee the implementation of their protocols, and we have limited information with respect to these studies. These studies have reported certain adverse effects relating to the safety and efficacy of our microlens and microlens inserter. With respect to the below referenced third-party study conducted in Japan, we paid the annual fees of the IRB which reviews the study’s protocol. The types of adverse events observed in these third-party studies include:

•	Italy - A third-party study conducted in Italy in 81 patients in 2011 indicated the following adverse events: removal of our microlens within 12 months of implantation due to patient-reported reduction in distance vision and the presence of halos.

•	Japan - A third-party study conducted in Japan in 38 patients from 2012 to April 2014 reported the following adverse events: inlay defect due epithelial ingrowth microlens removal due to halos and glare; meibomianitis; moderate foreign debris; keratic precipitates; superficial punctate keratitis; vertical gas bubbles surgeon performing the testing initially reported such foreign debris to be metallic.

•	Brazil - Third-party study conducted beginning in 2012 in 22 patients evaluated the efficacy and safety of our microlens. The following adverse events were reported as part of this study: before the study two lines loss of UCVA-distance vision. No additional adverse events were reported in the study.

•	Russia - Third-party study was conducted in 2012 in Russia in ten patients. This study reported the following adverse events: a decrease in UCVA-distance and BCVA-distance due to night glare; removal of our microlens and minimal debris.

As a result of the foreign debris adverse event noted in certain of these studies, as well as anecdotal comments made by certain other surgeons regarding observations of foreign debris, we opened a corrective action and preventive action investigation to assess possible sources of the foreign debris. At this juncture, we have not reached any definitive conclusions as to the source of the foreign debris noted in the third-party studies. The final report of our corrective action and preventative action investigation was submitted to the FDA in November 2015. We received questions back from FDA and have provided responses to the questions regarding the debris. We are presently awaiting additional questions from FDA based on submitted responses. As a result of additional testing that we have completed as part of our investigation, we believe that our microlens inserter has the potential to produce metallic debris, although the debris noted during such testing was generally environmental in nature and was not considered clinically significant. In addition, there have been a total of 4 adverse events of interface debris in the 421 subjects implanted in the first and second stages (combined) of our U.S. staged pivotal clinical trial. In all 4 adverse events, consistent with the prior studies discussed above, the debris was not considered clinically significant.

We have developed additional cleaning and sterilization procedures and packaging procedures which are designed to provide microlens inserters in a clean initial condition prior to use. As part of our ongoing risk mitigation efforts, we developed a disposable Microlens inserter, and are continuing to develop a pre-loaded disposable microlens inserter.

We are aware of certain adverse events observed in the commercial setting. There was one case of a patient undergoing microlens removal in a commercial setting in the Czech Republic and three cases of a patient undergoing microlens removal in commercial settings in Brazil. In addition, in March 2014, we became aware of a request for removal of a microlens from a patient who was implanted in Brazil. We have been informed that after treatment with a topical steroid, the patient’s inflammation issues have resolved and the patient does not wish to have the microlens removed. In another commercial setting in Ireland two cases of microbial infection were reported. After an extensive investigation conducted by Presbia, it was determined that the two incidents were not associated with the microlens and the HPRA (Health Products Regulatory Authority), the Irish competent authority, closed the two cases.

If our microlens or microlens inserter or any other equipment supplied by us are ultimately determined to produce undesirable side effects, including posing a health risk through the deposit of foreign particles in a patient’s eye, such determination could result in the suspension of our U.S. staged pivotal clinical trial, delay, make it more difficult and expensive for us to receive and/or prevent us from receiving, or prevent us from maintaining, regulatory approvals, including FDA approval or our CE mark, limit marketability of our products and subject us to lawsuits or claims.

Adverse findings in post-marketing vigilance or regulatory audits could subject us to suspension or withdrawal of our certificates of conformity, mandatory product recalls and significant legal liability, which would materially and adversely affect our business, results of operations and financial condition.

In February 2010, we received a CE certificate of conformity from our notified body (a private organization designated by the competent authorities of the European Economic Area (all European Union member states plus Iceland, Liechtenstein and Norway), or EEA, to conduct conformity assessments and verify the conformity of manufacturers and their medical devices with the Essential Requirements laid down in Annex I of Directive 93/42/EEC, referred to herein as the EU Medical Devices Directive ) for our microlens allowing the CE Mark to be affixed to our microlens, permitting our microlens to be placed on the market within any state in the EEA and, through mutual recognition agreements, Switzerland (subject to certain localized registration and language requirements). Manufacturers of medical devices in the EEA are required to implement post-marketing vigilance procedures with respect to their CE Marked medical devices in accordance with the rules governing the Medical Device Vigilance System provided for in European Commission’s MEDDEV 12.12/1. Such post-marketing vigilance procedures include surveillance of patient and user complaints and alleged incidents associated with the use of CE Marked medical devices. MEDDEV 12.12/1 defines incidents as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health. When a medical device is suspected to be a contributory cause of an incident that led or might have led to death of or the serious deterioration of the health of a patient, or user or of other person, its manufacturer or authorized representative in the European Union must report it to the competent authority in whose territory the incident occurred. Incidents must be reported as soon as possible, and in some cases immediately, after the manufacturer becomes aware of the incident. In addition to reporting the incident, the manufacturer must investigate the incident and take any corrective action required, including Field Safety Corrective Actions (“FSCAs”). The manufacturer’s investigation is monitored by the competent authority, which may intervene, or initiate an independent investigation if considered appropriate. The required corrective action depends on the seriousness of the incident, and varies from the issuance of advisory notices to the implementation of product recalls. FSCAs must be reported by the manufacturer or its authorized representative to the competent authorities of the countries affected by the FSCA. Customers and/or the end users of the medical device must also be notified. Incidents not requiring notification to the competent authorities must be documented, reviewed, investigated and analyzed on a regular basis by the manufacturer to determine whether trending conclusions can be made concerning the safety or performance of the medical device and whether actions must be taken in relation to the continued marketing of medical devices currently on the market. We expect to incur ongoing costs to comply with these post-market vigilance obligations in EEA markets for so long as we continue to market and sell products in those markets. Moreover, any patient or user complaints and/or adverse events discovered during such post-market vigilance could subject us to suspension or withdrawal of our CE certificates of conformity or CE mark, mandatory product recalls and significant legal liability, which would materially and adversely affect our business, results of operation and financial condition. In addition, a notified body or competent authority in an EEA country may perform post-marketing audits on our products and premises from time to time. Failure to comply with such requests in a timely manner, and any adverse findings in any such audit, could subject us to suspension or withdrawal of our CE certificates of conformity or CE mark, mandatory product recalls and significant legal liability, which would materially and adversely affect our business, results of operations and financial condition.

We have a limited operating history and may face difficulties encountered by early stage companies in new and rapidly evolving markets.

We concluded our initial public offering in January 2015 and have a limited operating history. In assessing our future prospects, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly companies engaged in the development and sales of medical devices. These risks include our ability to:

•	manage expectations during the lengthy process of obtaining PMA approval from the FDA;

•	establish and increase awareness of our brand and strengthen customer loyalty;

•	grow our business in targeted markets outside of the U.S. while awaiting FDA approval;

•	implement and successfully execute our commercialization strategy;

•	respond effectively to competitive pressures and developments;

•	continue to develop and enhance our products in development;

•	obtain and publish sufficient clinical data to reduce the uncertainty surrounding clinical acceptance of our microlens;

•	obtain regulatory approval to commercialize our products and, when and if approved, enhance those products;

•	maintain compliance with all applicable regulatory statutes and regulations;

•	expand our global presence;

•	perform clinical research and trials on our existing products and future product candidates;

•	attract, retain and motivate qualified personnel; and

•	raise additional capital, on favorable or acceptable terms, if at all.

As a result of these or other risks, our business strategy might not be successful.

We are engaged in an intensely competitive business with competitors that may enjoy significant competitive advantages over us and if we are unable to compete successfully against our existing or potential competitors, our sales and operating results may be negatively affected and we may not grow.

The market for surgical presbyopia correction is intensely competitive, both in and outside of the U.S., and competition may increase. In addition to our company, there are at least other three companies who have developed or are currently developing competing corneal inlay surgical solutions—AcuFocus, Inc., Revision Optics, Inc., and LensGen, Inc. AcuFocus and Revision Optics completed pivotal clinical trials in the U.S. and received FDA approval in April 2015 and June 2016, respectively. Other non-corneal inlay procedures also offer solutions to presbyopia, including: monovision approaches (whereby one eye, typically the dominant eye, is corrected for distance vision and the other eye is corrected for near vision using glasses, contact lenses or surgical procedures); multifocal approaches (whereby both a distance focus and a near focus are provided at the same time in each eye using glasses, contact lenses, surgically implanted artificial lenses or laser surgery); and accommodating approaches (whereby surgically implanted artificial lenses are designed to mimic the movement of the natural crystalline lens of the eye or techniques are used to attempt to restore the function of the eye’s own accommodative system). Certain companies enjoy competitive advantages over us, including, but not limited to: significantly greater name recognition; established relations with healthcare professionals and customers; established distribution networks; additional lines of products; greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved or CE marked products; greater financial and human resources for product development, sales and marketing, and patent litigation; and earlier commencement and successful completion of U.S. pivotal clinical trials. To compete in this market requires an ongoing, extensive search for technological innovation and the ability to respond to rapid technological change. It also requires, among other things, the ability to effectively discover, develop, test and obtain regulatory approvals for products, complete conformity assessment and CE mark products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective patients and medical professionals. A better-financed or lower-cost provider of corneal inlay surgical solutions or a competing vision treatment could take market share away from us or force us to lower product prices, causing our revenues and results of operations to decline materially.

If we do not convince ophthalmic surgeons that our products are attractive alternatives to our competitors’ products as well as a complementary solution to other existing vision correction procedures, we will not be commercially successful.

Ophthalmic surgeons play a significant role in determining the course of treatment and, ultimately, the type of products that will be used to treat a patient for presbyopia. As a result, it will be important for us to effectively market our products to them. Acceptance of our products depends on educating ophthalmic surgeons as to the distinctive characteristics, perceived clinical benefits, safety and cost effectiveness of our products as compared to our competitors’ products as well as the utility of our microlens to be used as a complementary procedure to existing surgical treatments for visual problems. It also depends on training ophthalmic surgeons in the proper application of our products. To date, we have deployed limited resources to market our products in certain targeted jurisdictions outside the U.S. If we are not successful in appropriately convincing ophthalmic surgeons of the merits of our products or educating them on the use of our products, they may not use our products and we will be unable to fully commercialize our products or reach profitability. Ophthalmic surgeons may be hesitant to change their medical treatment practices for the following reasons, among others:

•	lack of experience with our products and concerns regarding potential side effects;

•	prior negative experience with competitors’ inlay products and surgeons’ concerns that our products may lead to similar negative patient outcomes;

•	lack of clinical data currently available to support the safety and effectiveness of our products;

•	existing relationships with competitors and distributors that sell their products;

•	lack or perceived lack of evidence supporting additional patient benefits;

•	perceived liability risks generally associated with the use of new products and procedures; and

•	the time commitment that may be required for training.

In addition, we believe recommendations and support of our products by influential ophthalmic surgeons are important for market acceptance and adoption. If we do not receive support from such ophthalmic surgeons or long term data does not show the benefits of using our products, ophthalmic surgeons may not use our products. In such circumstances, we may not be able to grow our revenues or achieve profitability.

If we are unable to train ophthalmic surgeons and their clinical staff on the safe and appropriate use of our products, we may be unable to achieve revenue growth or profitability.

An important part of our sales process includes the ability to train ophthalmic surgeons and their clinical staff on the safe and appropriate use of our products. We have very limited experience in training and retaining qualified independent ophthalmic surgeons to perform presbyopia correction surgery using our products. If we are unable to attract ophthalmic surgeons to our training programs, we may be unable to achieve growth or profitability.

There is a learning process involved in ophthalmic surgeons and their clinical staff becoming proficient in the use of our products. It is critical to the success of our commercialization efforts to train a sufficient number of ophthalmic surgeons and to provide them with adequate instruction in the use of our microlens and microlens inserter. This training process may take longer than expected and may therefore affect our ability to increase sales. Following completion of training, we expect to rely on the trained ophthalmic surgeons to appropriately advocate the benefits of our products in the broader marketplace. Convincing ophthalmic surgeons to dedicate the time and energy necessary for adequate training is challenging, and we cannot assure you we will be successful in these efforts. If ophthalmic surgeons and their clinical staff are not properly trained, they may misuse or ineffectively use our products. Such uses may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which would have a material adverse effect on our business, results of operations and financial condition.

Our reliance on a limited number of third-party suppliers for our microlens and microlens inserter could harm our ability to meet demand for our products in a timely and cost effective manner.

We have manufacturing capacity in Irvine, California, but items manufactured in that facility to date have been used solely for pre-IDE testing in the U.S. We believe that that facility is also scalable to meet future U.S. and out of the U.S., or OUS, demand once it has received all applicable regulatory registrations, approvals and certifications. We anticipate receiving a certificate in February 2017 to allow us to manufacture CE marked products. Our U.S. facility received regulatory approval from the State of California to manufacture our microlens for our U.S. staged pivotal trial and during 2014 and 2015 provided all of the required lenses that were used in the treatment phase for 421 patients. Also, our U.S. facility has demonstrated conformity with the Essential Requirements of the EU Medical Devices Directive with respect to the manufacture of our microlens for sale in the EEA, including all applicable quality assurance requirements. We may continue to utilize our existing Israeli supplier for products sold outside of the U.S., including in the EEA, if OUS demand exceeds our internal manufacturing capacity. Given the location of our Israeli supplier, the supply of our microlens could be disrupted if events were to occur in the Middle East that resulted in social, political, economic or military instability. Our supply agreement with this supplier expires in January 2017 and going forward we may continue to utilize this supplier and would order products on a purchase order basis. Whether we manufacture our microlens at our California facility, order products for our existing Israeli supplier or identify one or more alternate suppliers, we cannot assure you that we will be able to obtain sufficient quantities of our microlens in the future, which could have a material adverse effect on our business, results of operations and financial condition.

Our microlens inserter is manufactured by a third-party original equipment manufacturer in the U.S. (Total Titanium, Inc.). We do not have a guaranteed supply commitment from this supplier. Although we believe that this supplier, in conjunction with the disposable inserters designed and produced internally, will be able to meet our foreseeable needs, we cannot assure you that we will be able to obtain sufficient quantities of our microlens inserter in the future, which could have a material adverse effect on our business, results of operations and financial condition.

For us to be successful, our suppliers must be able to provide us with products in desired quantities, in compliance with regulatory requirements, in accordance with agreed-upon detailed specifications, at acceptable costs and on a timely basis. Reliance on third party suppliers entails risks to which we would not be subject if we manufactured all of our products ourselves, including reliance on the third parties for regulatory compliance and quality assurance, the possibility that products will not be delivered on a timely basis, the possibility of increases in pricing for our products, the possibility of breach of the applicable manufacturing agreement by third parties and the possibility of termination or non-renewal of the agreement by third parties. If any of these risks materialize, it could significantly increase our costs and impact our ability to meet demand for our products and could have a material adverse effect on our business, results of operations and financial condition. If we are unable to satisfy commercial demand for our products in a timely manner, our ability to generate revenue would be impaired, market acceptance of our products could be adversely affected and customers may instead purchase or use our competitors’ products. Securing a replacement supplier could be difficult, time-consuming and expensive.

There are a limited number of suppliers and third-party manufacturers that operate under the FDA’s current Good Manufacturing Practices, or cGMP, maintain certifications of the International Standards Organization, or ISO, that are recognized as harmonized standards in the EEA, and have the necessary expertise and capacity to manufacture our products. As a result, if it were necessary to terminate our relationship with our existing suppliers, it may be difficult for us to locate another supplier that could promptly fulfill our anticipated future needs. If we are unable to arrange for third-party manufacturing of our products, or are unable to do so on commercially reasonable terms, our sales may be materially and adversely affected.

We rely on a single third-party supplier to supply the raw material used to manufacture our microlens.

The hydrophilic acrylic material used to manufacture our microlens is supplied to us by a single supplier located in the United Kingdom. We do not have a guaranteed supply commitment from this supplier. Although we believe that such supplier will be able to sufficiently meet our currently anticipated supply needs, we cannot assure you that we will be able to obtain sufficient quantities of the hydrophilic acrylic material in the future, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we would be required to obtain approval from the FDA in the event that we wished to use different material or similar material from a different supplier with respect to any products to be offered and sold in the U.S.

The global nature of our business may result in fluctuations and declines in our sales and profits.

Our products are currently available in several countries outside of the U.S. Because we have a CE Mark for our microlens, we have the ability presently to market that product within the EEA, and, through mutual recognition agreements, in Switzerland. For the foreseeable future, pending receipt of the necessary FDA approvals to market our products in the U.S., we expect that sales outside of the U.S. will represent 100% of our revenues. We may be exposed to transaction risk because some of our sales and expenses will be incurred in a different currency than the local currency. To date, we have not attempted to offset our exposure to this risk by investing in derivatives or engaging in other hedging transactions.

Economic, social and political conditions, laws, practices and local customs vary widely among the countries in which we sell our products. Our operations outside of the U.S. face a number of risks and potential costs, enjoy less stringent protection of intellectual property and face economic, political and social uncertainty in some countries, especially in emerging markets. We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of markets outside of the U.S. Our success in markets outside of the U.S. will depend, in part, on our ability to manufacture products that meet applicable regulatory and commercial requirements, our ability to enforce contractual commitments and our ability to develop and implement policies and strategies that are effective in anticipating and managing these and other risks in the countries where we do business. Such risks may have a material adverse effect on our operations in any particular country and on our business as a whole. Inflation in emerging markets also may make our products more expensive there and increase the credit risks to which we will be exposed.

If we do not successfully implement our commercialization strategy, our business, results of operations and financial condition will be adversely affected.

We have developed our commercialization strategy based on assumptions about the presbyopia market that might prove to be wrong. We believe that various demographics and industry-specific trends, including adults noticing the onset of presbyopia as they reach their forties, the demands upon our eyes resulting from the increased use of electronic devices and increasing acceptance of eye surgeries as alternatives to reading glasses and contact lenses, will help drive growth in our market and our business, but these demographics and trends are uncertain. Actual demand for our products could differ materially from projected demand if our assumptions regarding these factors prove to be incorrect or do not materialize, or if alternative treatments to those offered by our products gain widespread acceptance.

We may not be able to successfully implement our commercialization strategy. To implement our commercialization strategy of initially dealing directly with laser centers, we must, among other things, appropriately educate the decision-makers within these organizations regarding the advantages of our products and processes, train professionals working in those centers on how to use our products, enter into commercially reasonable agreements with those centers and engage in careful follow-up to capture relevant experience and demonstrate our goal to partner with our laser center customers. Our strategy of focusing exclusively on the presbyopia market may limit our ability to grow. Moreover, even if we successfully implement our commercialization strategy, our operating results may not improve or may deteriorate. We continually evaluate our commercialization strategy and have decided, and may decide in the future, to alter or discontinue aspects of our commercialization strategy and may adopt different strategies due to business or competitive factors not currently foreseen, such as new medical technologies that would make our products obsolete. Any failure to implement our business strategy may materially and adversely affect our business, results of operations and financial condition.

If the market does not accept and endorse presbyopia correction surgery, we will not be able to successfully execute our business plan.

We believe that our profitability and our ability to expand depend to a large extent on the acceptance of vision correction surgeries in general, as well as presbyopia correction surgery specifically, as a safe and effective treatment option. Even if we obtain FDA and other required regulatory approvals, if presbyopia correction surgery does not gain broad market acceptance, our opportunity to achieve profitability and sustained growth will be severely limited. We cannot assure you that presbyopia correction surgery will be accepted widely, if at all, by ophthalmic surgeons, ophthalmologists, optometrists or the general population as an alternative to existing or future methods of treating presbyopia or other refractive vision disorders. Market acceptance depends on a number of factors, including, but not limited to:

•	the efficacy and safety of our products as demonstrated in clinical trials, as well as by actual usage in jurisdictions where our products are authorized for marketing and sale;

•	the clinical indications and intended purpose for which our products are approved and/or CE marked if and when approvals are granted and CE marks affixed following the completion of the conformity assessment;

•	acceptance by ophthalmic surgeons, ophthalmologists, optometrists and ophthalmic centers;

•	third-party publications reporting findings with respect to the efficacy and safety of our products;

•	the potential and demonstrable advantages and disadvantages of our products and of competitive products and processes;

•	relative convenience and ease of administration;

•	the tolerance of our products by patients, including prevalence and severity of side effects; and

•	the effectiveness of our sales and marketing efforts.

Any factor that adversely impacts market acceptance of presbyopia correction surgery will have a negative impact on our business, results of operations and financial condition.

We do not anticipate that our microlens and the procedure to implant our microlens will be reimbursable through private or governmental third-party payors, which could limit market acceptance.

Our microlens and the procedure to implant our microlens are not currently reimbursable through private or governmental third-party payors in any country. In addition, we do not anticipate that our microlens and the procedure to implant our microlens will be reimbursable through private or governmental third-party payors in the foreseeable future. The commercialization of our microlens depends on prospective patients’ ability to cover the costs of our microlens and the implantation procedure. We believe that a substantial portion of presbyopes worldwide do not have the financial means to cover the costs of our microlens. A general regional or worldwide economic downturn could negatively impact demand for our microlens. In the event that medically eligible patients deem the costs of our procedure to be prohibitively high or consider alternative treatment options to be more affordable, our business, results of operations and financial condition would be negatively impacted.

Our ability and the ability of our subsidiaries to use net operating loss carryforwards and certain other tax attributes may be limited.

Our ability and the ability of our subsidiaries to utilize U.S. federal net operating loss carryforwards and U.S. federal tax credits may be limited under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if an “ownership change,” as defined by Section 382, occurs. Generally, an ownership change occurs if the percentage of the value of the shares that are owned by one or more direct or indirect “five percent shareholders” increases by more than 50 percentage points over their lowest ownership percentage at any time during the applicable testing period (typically three years). The ownership change of a parent entity may result in the ownership change of a subsidiary. If we or any of our subsidiaries have experienced an “ownership change” at any time since formation, that corporation may already be subject to limitations on the ability to utilize existing net operating losses and other tax attributes to offset taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change” and, consequently, Section 382 and 383 limitations. As a result, if we or our subsidiaries earn net taxable income, the ability to use pre-change net operating loss carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us or our subsidiaries.

We may not be able to achieve a competitive worldwide effective corporate tax rate.

We cannot give any assurance as to what our effective tax rate will be, because of, among other things, uncertainty regarding the geographic mix of any income we generate and the tax policies of the jurisdictions where we operate. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate, which may negatively impact our business, results of operations and financial condition.

Presbia PLC and Presbia Ireland, Limited are incorporated in and resident for tax purposes in Ireland. Accordingly, they are subject to Irish corporation tax on their worldwide income and gains. The current rates of Irish corporation tax are 12.5% for certain trading income, 25% for all other income, and 33% for capital gains. It is anticipated that we will be subject to the lower rate of Irish corporation tax applicable to our trading income (currently 12.5%) on the basis that we will be carrying on a trade in Ireland for Irish tax purposes. However, we cannot guarantee that our activities in Ireland will be sufficient to qualify for trading status in respect of all or any portion of our income. There is no comprehensive definition of what constitutes “trading” for Irish tax purposes, and whether or not a company is carrying on a trade in Ireland for Irish tax purposes is determined on the facts of each individual case. Consequently, we cannot assure you that the Irish Revenue (Tax) authorities would accept our trading status for Irish tax purposes in respect of all or any portion of our income. If it is determined that we are not in fact carrying on a trade in Ireland for Irish tax purposes, our income in Ireland could be subject to a 25% tax rate, including future royalty income from the U.S. market.

Our status as a foreign corporation for U.S. federal income tax purposes could be affected by changes in applicable laws.

We believe that, under current law, we are treated as a foreign corporation for U.S. federal income tax purposes. However, changes to the inversion rules in Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder or other U.S. Internal Revenue Service, or IRS, or U.S. Treasury Department guidance could adversely affect our status as a foreign corporation for U.S. federal income tax purposes, and any such changes could have prospective or retroactive application to us and/or our respective shareholders and affiliates. Most recently, the U.S. Treasury Department issued Notice 2014-52, which applies stricter “anti-inversion” rules to inversion transactions occurring on or after September 22, 2014. Although the Notice in its current form would not affect our status as a foreign corporation, the U.S. Congress may enact legislation in the future to change the inversion rules, possibly retroactively. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have a material and adverse effect on us.

We depend on key employees, the loss of which could damage our business and our ability to compete.

We depend on the continued service of our executive officers and other key employees. The loss of a key employee could hurt our business. Our executive officers are employees at will and are not subject to a non-compete obligation. We could be particularly damaged if any of our executive officers or any other key employee or employees went to work for our competitors. Our future success depends on our ability to identify, attract, train, motivate and retain other highly skilled personnel. Failure to do so may adversely affect our results. We do not maintain insurance policies to cover the cost of replacing the services of any of our key employees who may unexpectedly die or become disabled.

We may seek to grow our business through acquisitions of or investments in new or complementary businesses, products or technologies, and the failure to manage any acquisitions or investments, or the failure to integrate them with our existing business, could have a material adverse effect on us.

From time to time, we expect to consider opportunities to acquire or make investments in other technologies, products and businesses that may enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. For example, in August 2016, we entered into an asset purchase agreement with Neoptics AG pursuant to which we acquired certain assets from Neoptics including patents, pending patents, specified trademarks, equipment, inventory, technical documents and other related documents. Potential and completed acquisitions and strategic investments involve numerous risks, including, but not limited to:

•	problems assimilating the purchased technologies, products or business operations;

•	maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with acquisitions;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers;

•	risks associated with entering new markets in which we have limited or no experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting compliance costs.

We have no current commitments or intentions with respect to any acquisition or investment. We do not know if we will be able to identify suitable acquisitions, complete any such acquisitions on favorable terms or at all, successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers or distributors. Our ability to grow through acquisitions successfully depends upon our ability to identify, negotiate, complete and integrate suitable target businesses and to obtain any necessary financing. These efforts could be expensive and time-consuming, and may disrupt our ongoing business and prevent management from focusing on our operations. If we are unable to integrate any acquired businesses, products or technologies effectively, our business, results of operations and financial condition would be materially and adversely affected.

We may need to increase the size of our organization, and we may experience difficulties in managing growth.

As of September 30, 2016, we had 41 employees. Whether or not we grow by acquisition or internal growth, we expect that it will be necessary to expand our managerial, operational, financial and other resources in order to manage our operations and clinical trials, continue our development activities and fully commercialize our products. Our systems currently in place may not be adequate to support this future growth. Our need to effectively execute our business strategy requires that we:

•	manage our clinical trials effectively;

•	provide substantial support to ophthalmic centers at the time that we enter into contractual relationships with them and provide ongoing support even after the centers are fully trained;

•	manage our internal development efforts effectively;

•	continue to improve our operational, financial and management controls, reporting systems and procedures; and

•	identify, recruit, maintain, motivate and integrate additional employees.

If we are unable to expand our managerial, operational, financial, and other resources to the extent required to manage our development and commercialization activities, our business, results of operations and financial condition would be materially and adversely affected.

We may be subject to costly product liability claims related to our clinical trials and products and, if we are unable to obtain adequate insurance or are required to pay for liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage, a material liability claim could adversely affect our financial condition.

We face the risk that the use or misuse of our products may result in adverse side effects to patients in our clinical trials. We face even greater risks in connection with the commercialization of our products, including our current sales outside of the U.S. Although we maintain product liability insurance and request that laser centers and hospitals offering our products, and the physicians at such facilities, maintain product liability insurance, any such insurance coverage may be insufficient to reimburse us for any expenses or losses we may suffer, and we may be required to increase our product liability insurance coverage for trials that we initiate in the future. We do not know whether we will be able to continue to obtain product liability coverage and obtain expanded coverage if we require it, on acceptable terms, or at all. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage. To the extent that we provide indemnities in favor of third parties under our agreements with them, there is also a risk that these third parties could incur liability and bring a claim under such indemnities. An individual may bring a product liability claim against us alleging that one of our products caused an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	withdrawal of clinical trial subjects, investigators, patients or trial sites;

•	difficulties in commercializing our products;

•	decreased demand for our products;

•	regulatory investigations that could require costly recalls or product modifications or destruction;

•	loss of revenues;

•	substantial costs of litigation;

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves;

•	an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;

•	the diversion of management’s attention from our business; and

•	damage to our reputation and the reputation of our products.

Product liability claims may subject us to the foregoing and other risks, which could have a material adverse effect on our business, results of operations and financial condition.

If we use biological and hazardous materials in a manner that causes injury or violates applicable laws or regulations, we could be liable for damages.

Our activities currently require the controlled use of potentially harmful biological materials and hazardous materials and chemicals. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, a variety of U.S. federal, state and non-U.S. environmental and pollution control laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become increasingly significant and could have a material adverse effect on our business, results of operations and financial condition. In the event of an accident or if we otherwise fail to comply with applicable regulations, we could lose our permits or approvals or be held liable for damages or penalized with fines.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA or other governmental regulations, to provide accurate information to the FDA or other governmental authorities, to comply with applicable privacy laws, to comply with manufacturing standards we have established, to adequately monitor clinical investigation sites, or to report financial information or data accurately. Employee misconduct could involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Our sales volumes and our operating results may fluctuate from quarter to quarter, which may make our performance more difficult to understand and may make our future performance more difficult to predict.

We may experience meaningful variability in our sales and operating expenses among quarters, as well as within each quarter, as a result of a number of factors, including, among other things:

•	the timing of or failure to obtain regulatory approvals, CE marks or clearances for products;

•	the number of products sold in the quarter;

•	the demand for, and pricing of, our products and the products of our competitors;

•	costs, benefits and timing of new product introductions;

•	increased competition;

•	the availability and cost of components and materials;

•	the number of selling days in the quarter; and

•	impairment and other special charges.

Such quarterly fluctuations may make it difficult to understand our performance and predict our future performance.

If we experience material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares.

As a result of becoming a public company, we are required, under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, to establish adequate internal control over financial reporting and disclosure controls and procedures and to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment must include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be detected or prevented on a timely basis.

The effectiveness of our controls and procedures may be limited by a variety of factors, including, but not limited to:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial control.

If, in the future, we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would likely cause the price of our ordinary shares to decline.

When we cease to be an “emerging growth company” and a “smaller reporting company” under the U.S. federal securities laws, our auditors will be required to express an opinion on the effectiveness of our internal controls. If we are unable to confirm that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our ordinary shares to decline.

We are incurring significant costs as a result of being a public company, which may adversely affect our operating results and financial condition.

We are incurring costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the SEC, and the NASDAQ listing rules. These rules and regulations are expected to increase our accounting, legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we are incurring additional costs associated with our public company reporting requirements and we expect those costs to increase in the future. As a public company, it is more expensive for us to maintain directors’ and officers’ liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, or our Board, committees of our Board, or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we experience significant disruptions or security breaches in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, compliance, purchasing and inventory management. Although we attempt to mitigate interruptions, we may experience difficulties in implementing certain upgrades, which would impact our business operations, or experience difficulties in operating our business during the upgrade, either of which could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions as a result of the implementation of our information technology systems, we may not be able to repair our systems in an efficient and timely manner. Furthermore, despite the implementation of security measures, our information technology systems and those of our clinical research organizations, contract manufacturers and other contractors and consultants are vulnerable to damage from cyber-attacks, malicious intrusion, computer viruses, unauthorized access, loss of data privacy, natural disasters, terrorism, war and telecommunication, electrical failures or other significant disruption. Accordingly, such events may disrupt or reduce the efficiency of our entire operation, and result in a loss or damage to our data or inappropriate disclosure of confidential or proprietary information, and have a material adverse effect on our results of operations and cash flows.

Fluctuations in insurance cost and availability could adversely affect our profitability or our risk management profile.

We hold a number of insurance policies, including product liability insurance, directors’ and officers’ liability insurance, general liability insurance, property insurance and workers’ compensation insurance. If the costs of maintaining adequate insurance coverage increase significantly in the future, our operating results could be materially and adversely affected. Likewise, if any of our current providers should no longer be able to provide coverage to us, we may not be able to find another provider that provides comparable coverage for comparable costs, which could impact our coverage and materially and adversely affect our operating results.

Risks Related to our Regulatory Requirements

Our products are subject to extensive governmental regulation both in the U.S. and in other countries, and our failure to comply with applicable requirements could cause our business to suffer.

Our products are subject to extensive regulation by the FDA and various other U.S. federal, state and non-U.S. governmental authorities, such as the competent authorities and notified bodies of the countries of the EEA and other countries in which we currently have marketing approval and/or conduct operations. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes regulation of, among other things:

•	design, development and manufacturing;

•	testing, labeling, content and language of instructions for use and storage;

•	clinical trials;

•	product safety;

•	marketing, sales and distribution;

•	regulatory approvals and clearances, including premarket approval and clearance;

•	conformity assessment procedures and CE marking;

•	product traceability and record keeping procedures;

•	advertising and promotion;

•	product complaints, complaint reporting, recalls and field safety corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury or reports of events that led or might have led to death of or the serious deterioration of the health of a patient, or user or of other person;

•	post-market studies; and

•	product import and export.

Failure to comply with applicable laws and regulations could jeopardize our ability to sell our products and result in enforcement actions such as:

•	delays in the introduction of products into the market;

•	warning letters;

•	injunctions;

•	inspections and audits;

•	fines and other civil penalties;

•	termination of distribution;

•	recalls or seizures of products;

•	total or partial suspension of production;

•	refusal of the FDA or other regulators to grant necessary approvals or clearances;

•	withdrawals or suspensions of then current approvals or clearances, resulting in prohibitions on sales of our products;

•	withdrawal or suspension of the CE certificates of conformity granted by the notified body or delay in obtaining these certificates;

•	withdrawal of the EC declarations of conformity; and/or

•	in the most serious cases, criminal penalties.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, results of operations and financial condition.

We are subject to complex regulations which have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.

Our current products are Class III devices under the U.S. Food, Drug and Cosmetic Act, or FDCA, and thus subject to more stringent regulatory controls than other medical devices. Before we can market or sell our microlens and our microlens inserter in the U.S., we must obtain approval of a PMA application from the FDA. Our IDE enables us to use our microlens and our microlens inserter in clinical studies in order to begin to collect safety and effectiveness data for the PMA application. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as implantable devices, as well as life-sustaining and life-supporting devices. The process of obtaining a PMA generally takes from one to four years, or even longer, from the time the application is submitted to the FDA until an approval is obtained. We do not expect to receive our PMA any earlier than in the fourth quarter of 2018.

Future products that we may develop, as well as material modifications to our existing products, will require a new PMA. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. Outcomes under the PMA process are difficult to predict, as are the time and expense associated with that process. Further, even if any of our future products do not require a PMA, we cannot assure you that we will be able to obtain clearances under Section 510(k) of the FDCA, or 510(k) clearances, which is a less onerous approval process than the PMA process, with respect to those products.

The FDA can delay, limit or deny approval or clearance of a device for many reasons, including, but not limited to:

•	our inability to demonstrate to the FDA’s satisfaction that our products are safe and effective for their intended uses;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required; and

•	the manufacturing process or facilities we use may not meet applicable requirements.

Significant delays in receiving approval or clearance, or the failure to receive approval or clearance for our products, would adversely affect our ability to generate revenues and negatively impact our business, results of operations and financial condition.

In addition, the FDA may change its approval and clearance policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of our products under development or impact our ability to modify any products that may be approved or cleared. For example, in 2011, the FDA announced a Plan of Action to modernize and improve the FDA’s premarket review of medical devices, and has implemented, and continues to implement, reforms intended to streamline the premarket review process. In addition, as part of the U.S. Food and Drug Administration Safety and Innovation Act of 2012, or FDASIA, the U.S. Congress enacted several reforms entitled “Medical Device Regulatory Improvements” and additional miscellaneous provisions which will further affect medical device regulation both pre- and post-approval. Any change in the laws or regulations that govern the approval and clearance processes relating to our current and future products could make it more difficult and costly to obtain approval or clearance for new products, or to produce, market and distribute existing products.

Any delay in, or failure to receive or maintain, approval or clearance for our products under development could prevent us from generating revenue in the U.S. from these products or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some ophthalmic surgeons from using our products and adversely affect our reputation and the perceived safety and efficacy of our products.

In addition, even if we obtain the proper regulatory approval or clearance to market a product, the FDA has the power to require us to conduct post-market surveillance systems, which are designed to identify adverse events, device malfunctions or complaints from patients implanted with the device during a specified period after the commencement of commercial use in the U.S. The FDA may also require us to conduct post-marketing studies to further monitor the safety and/or efficacy of our products. Failure to conduct required surveillance systems or studies in a timely manner could result in the revocation of the PMA approval or 510(k) clearance for the product that is subject to such a requirement and could also result in the recall or withdrawal of the product, which would prevent us from generating sales from that product in the U.S.

In order to be placed on the market within the EEA, medical devices must meet the Essential Requirements set out in Annex I of the EU Medical Devices Directive such that we can affix the CE Mark to our products. The principal legislation regulating general medical devices in the EEA is the EU Medical Devices Directive. In the case of low risk (Class I) medical devices, such as our microlens inserter, the manufacturer may self-certify conformity with the EU Medical Devices Directive by issuing an EC declaration of conformity. In the case of medium to high risk (Class IIa, IIb and III) medical devices, including our microlens which is a Class IIb medical device, the CE certificate of conformity issues from a notified body. Where a medical device meets the Essential Requirements set out in the EU Medical Devices Directive and complies with the appropriate conformity assessment procedure, based on the classification of the medical device, an EC declaration or CE certificate of conformity will issue and a CE Mark may then be affixed to the product. Once a CE Mark has been affixed to the medical device, it may then be placed on the market in any country within the EEA and, through mutual recognition agreements, Switzerland (subject to certain localized registration and language requirements).

In February 2010, we received a CE certificate of conformity from our notified body for our microlens allowing the CE Mark to be affixed to our microlens. In May 2013, we issued an EC declaration of conformity for our microlens inserter allowing the CE Mark to be affixed to our microlens inserter. We have also obtained an ISO 13485 quality system certification, which confirms that our medical device manufacturing quality management system is compliant with globally recognized standards set forth by the International Organization for Standardization. We are required to keep up-to-date and remain compliant with the most recently issued standards. In order to maintain our CE certificate and EC declaration of conformity and CE Mark, we must continue to comply with the EU Medical Devices Directive and pass annual facilities audit inspections by an inspection agency of the EEA to ISO 13485 standards. In addition, a notified body or other competent authority in an EEA country may perform post-marketing audits on our products and premises from time to time. Failure to comply with such requests in a timely manner, and any adverse findings in any such audit, could result in the withdrawal of our CE certificate and EC declaration of conformity and our CE Mark, and the suspension, recall or withdrawal of our products from the EEA market. Each certificate of conformity may be valid for a maximum of five years but would typically be valid for three years. Our existing CE certificate of conformity for our microlens is valid until November 2019. At the end of each period of validity, we are required to apply to the notified body for a renewal of our CE certificate of conformity. There may be delays in the renewal of our CE certificate of conformity and the notified body may require modifications to our products or to the related technical files before it agrees to issue a new certificate of conformity. We may face difficulties or delays in renewing our existing CE certificate of conformity in light of the new draft EU medical devices regulations.

On September 26, 2012, the European Commission adopted a package of legislative proposals designed to replace the existing regulatory framework for medical devices in the EEA. On June 14, 2016, the agreed texts of the new medical devices and in vitro diagnostic medical devices regulations (“Regulations”) were finally published. The Regulations still have to be formally adopted by the Council and the Parliament as part of the EEA legislative process. If and when adopted, the proposed new legislation may prevent or delay the EEA approval, clearance or CE marking of any future products we may develop or impact our ability to modify currently CE marked products on a timely basis.

The U.S., in which we are seeking marketing approval, those countries which recognize our CE mark, and those other countries in which we have marketing approval, collectively, only represent a portion of the worldwide presbyopic population. To market and sell our products in other countries, including those countries that may represent a substantial portion of the worldwide presbyopic population, we must seek and obtain regulatory approvals, certifications and/or registrations and comply with the laws and regulations of those countries. These laws and regulations, including the requirements for approvals, certifications and/or registrations and the time required for regulatory review, vary from country to country. Obtaining and maintaining regulatory approvals, certifications and/or registrations are expensive, and we cannot be certain that we will receive regulatory approvals, certifications and/or registrations in any country for which we have yet to receive such approvals, certifications and/or registrations or that we will be able to maintain any regulatory approvals, certifications and/or registrations that we currently possess. If we fail to obtain or maintain regulatory approvals, certifications and/or registrations in any country in which we plan to market our products, our ability to generate revenue will be harmed.

Failure to comply with applicable laws and regulations could jeopardize our ability to sell our products and result in a variety of enforcement actions, all of which would negatively impact our business, results of operations and financial condition.

Modifications to our products may require new premarket approvals or notified body assessments or may require us to cease marketing or recall the modified products until approvals are obtained.

Any modification to a PMA-approved device that could significantly affect its safety or effectiveness, including significant design and manufacturing changes, or that would constitute a major change in its intended use, design or manufacture, may require approval of a new PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new approvals are necessary. If the FDA disagrees with any determination that we may make in the future and requires us to seek new PMA approvals for modifications to any previously approved or cleared products for which we have concluded that new approvals are unnecessary, we may be required to cease marketing or distribution of our products or to recall the modified product until we obtain approval, and we may be subject to significant regulatory fines or penalties. We have commenced the development of a disposable microlens inserter that will require a 510(k) submission and a pre-loaded disposable microlens inserter which may require an additional PMA submission.

In the EEA, we are required to inform the notified body that carried out the conformity assessment of the medical devices we market or sell in the EEA of any substantial changes to the CE marked device or our quality system such as changes to our devices which could affect compliance with the Essential Requirements set forth in the EU Medical Devices Directive or the indications and/or contraindications and/or warnings determined by the manufacturer to be appropriate to ensure the clinical performance of the device. These substantial changes may require further conformity assessment by a notified body and variation to any existing CE certificate of conformity. If the assessment is favorable, the notified body will issue a new CE certificate of conformity or an addendum to the existing CE certificate of conformity attesting compliance with the Essential Requirements set forth in the EU Medical Devices Directive. If it is not, we may not be able to continue to market and sell the product in the EEA.

We may fail to obtain or maintain regulatory approvals or complete conformity assessment and CE marking to market our products in countries outside of the U.S.

We market our products in certain countries outside of the U.S. and intend to expand our non-U.S. marketing. Each jurisdiction that we target for commercialization of our products requires regulatory approvals and compliance with numerous and sometimes varying regulatory requirements. In addition to the countries in which we currently have marketing approval or CE marking, from time to time we may seek regulatory approval or clearance to market our products in other jurisdictions. The approval procedures vary among countries and may involve requirements for additional testing, and the time required to obtain approval may differ from country to country and from that required to obtain clearance or approval in the U.S. and the necessary CE certificates and EC declarations of conformity in the EEA countries.

Approval or clearance in the U.S. and/or a CE certificate of conformity or CE marking in the EEA countries does not ensure approval or certification by regulatory authorities in other countries or jurisdictions, and approval or certification by one regulatory authority does not ensure approval or certification by regulatory authorities in other countries or by the FDA. Any non-U.S. regulatory approval or certification process may include similar risks associated with obtaining FDA clearance or approval. In addition, some countries only approve or certify a product for a certain period of time, in which case we will be required to re-approve or re-certify our products in a timely manner prior to the expiration of our prior approval or certification. We may not obtain regulatory approvals that we seek on a timely basis, if at all. We may not be able to file for regulatory approvals or certifications and may not receive or maintain necessary approvals to commercialize our products in any market. If we fail to receive or maintain necessary approvals or certifications to commercialize our products in any non-U.S. jurisdiction on a timely basis, or at all, or if we fail to have our products re-approved or re-certified, our business, results of operations and financial condition could be materially and adversely affected.

If we or our suppliers fail to comply with ongoing EEA and FDA or other regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain approval, clearance or complete conformity assessment and CE mark, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other U.S. and non-U.S. regulatory authorities. In particular, we and our third-party suppliers will be required to comply with the FDA’s Quality System Regulation, or QSR. In EEA countries, compliance with harmonized standards is also recommended as this is often interpreted as a presumption of conformity with the relevant Essential Requirements set forth in Annex I to the EU Medical Devices Directive. These FDA regulations and EU standards cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. Compliance with harmonized standards in the EEA is also subject to regular review through the conduct of inspections by notified bodies or other certification bodies. If we, or our suppliers, fail to adhere to QSR requirements in the U.S. or other harmonized standards in the EEA, this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances and CE certificates of conformity and CE marking, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our business, financial condition or results of operations.

In addition, the FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by our company or any of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures to address or defend such actions;

•	customer notifications or repair, replacement, refunds, recalls, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusal of or delaying our requests for PMA approval of new products or modified products;

•	withdrawing PMA approvals that have already been granted;

•	refusal to grant export approval for our products; and

•	criminal prosecution.

Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

Outside the EEA and the U.S., our products and operations are required to comply with standards set by the applicable regulatory authorities in each jurisdiction that we target for commercialization of our products, and those standards, types of evaluation and scope of review differ among such regulatory authorities. We intend to comply with the standards enforced by such regulatory authorities as needed to commercialize our products. If we fail to comply with any of these standards adequately, a regulatory authority may take adverse actions similar to those within the power of a notified body or competent authority or the FDA. Any such action may harm our reputation and business, and could have a material adverse effect on our business, results of operations and financial condition.

If our products, or the malfunction of our products, cause or contribute to a serious injury or a death, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency or regulatory authority enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a serious injury or death or has malfunctioned in a way that would likely cause or contribute to serious injury or death if the malfunction of the device or a similar device were to recur. When a medical device is suspected to be a contributory cause of an incident event that led or might have led to death of or the serious deterioration of the health of a patient, or user or of other person, all manufacturers placing such medical devices on the market in the EEA are legally bound to report those events to the competent authority in whose jurisdiction the incident occurred. Were this to happen to us, the relevant competent authority would file an initial report, and there would then be a further inspection or assessment if there were particular issues. This would be carried out either by the competent authority or it could require that the notified body carry out the inspection or assessment.

Any such adverse event involving our products could result in future voluntary corrective actions, such as recalls, modification, exchange and or destruction of devices or customer notifications, or agency or competent authority action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our business, results of operations and financial condition.

In the EEA, we must comply with the EU Medical Device Vigilance System. Under this system, incidents must be reported to the relevant authorities of the EEA countries, and manufacturers may be required to take Field Safety Corrective Actions, or FSCAs, to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market. An incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient or user or of other persons or to a serious deterioration in their state of health. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its European Authorized Representative to its customers and/or to the end users of the device through Field Safety Notices.

Our products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of governmental authorities, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

Governmental authorities, including the FDA and competent authorities of the EEA member states, have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. In addition, non-U.S. governmental authorities have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture or to reduce the risk of death or serious deterioration in the state of health of patients, users or other persons. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, product failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and would have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to reach profitability.

We rely on third parties to conduct our clinical trials and assist us with pre-clinical development. If these third parties do not perform as contractually required or expected, we may not be able to obtain regulatory clearance or approval for, or commercialize, our products.

We rely on third parties, including contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials and to assist in the preparation of our PMA submissions. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be materially and adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control. We had previously engaged a contract research organization to monitor the clinical investigation sites, but terminated the engagement in January 2016 and are now relying on our own internal staff to monitor the clinical investigation sites. As stated above, we may determine to outsource this function again in the future.

The results of our clinical trials may not support our product claims or may result in the discovery of adverse side effects.

Our ongoing research and development, pre-clinical testing, clinical trial and post-market evaluation activities will be subject to extensive regulation and review by numerous governmental authorities, both in and outside of the U.S. We are currently conducting a pivotal clinical trial under our IDE for our microlens and microlens inserter, to gather information about these products’ safety, efficacy or optimal use. In the future we may conduct clinical trials to support approval of new products. All such clinical studies must be conducted in compliance with applicable regulations or the applicable regulatory authorities may take enforcement action. The data collected from these clinical studies may ultimately be used to support market clearance for these products. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product claims or that the applicable regulatory authorities and notified bodies will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our products are safe and effective for the proposed indicated uses, which could cause us to abandon a product and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our products and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product’s profile.

We may be subject to enforcement action if we engage in improper marketing or promotion of our products.

The marketing and promotion of our products is subject to EEA Member States laws implementing the EU Medical Devices Directive, Directive 2006/114/EC concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. In addition, we are subject to EU and national self-regulatory Codes of Conduct. These laws and Codes of Conduct may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals.

Further, once our products are approved, our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of unapproved, or off-label, use. If the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other U.S. federal, state or non-U.S. enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an off-label use. In that event, our reputation could be damaged and adoption of the products could be impaired. In addition, the off-label use of our products may increase the risk of product liability claims, which are expensive to defend and could divert our management’s attention, result in substantial damage awards against us, and harm our reputation.

The provision of benefits or advantages to physicians in order to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medical devices is prohibited in the EEA. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the member states of the EEA. One such example is the UK Bribery Act 2010. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EEA Member States must be publically disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her competent professional organization and/or the competent authorities of the individual EEA Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the EEA Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Regulatory healthcare reforms may make it more difficult and costly for us to obtain regulatory approval or clearance of our products or complete conformity assessment and CE marking to produce, market and distribute our products after approval or clearance is obtained.

FDA regulations and guidance and EEA laws and regulations and guidance are often revised or reinterpreted by the FDA and EEA competent authorities in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products. Delays in receipt of, or failure to receive, regulatory approvals or clearances for our products would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights or seeking to invalidate our patents or proprietary rights, or we may need to become involved in lawsuits to protect or enforce our patent portfolio, which could be costly, time consuming, delay or prevent the development and commercialization of our products, or put our patent portfolio and other proprietary rights at risk.

Litigation relating to infringement or misappropriation of patent and other intellectual property rights in the medical device industry is common. For example, we were previously a party to legal proceedings relating to the ownership of certain assets, including intellectual property. See “—Risks Related to Our Business—We were previously subject to certain legal proceedings relating to the ownership of certain assets, including intellectual property. As demonstrated by such proceedings, future claims regarding intellectual property may be costly and time consuming to defend and future claims may delay or prevent the development and commercialization of our products or place our patent portfolio and other proprietary rights at risk.” We may be subject to third-party claims in the future that would cause us to incur substantial expenses and which, if successful, could cause us to pay substantial damages. These damages potentially include increased damages and attorneys’ fees if we are found to have infringed such rights willfully. Further, if a patent infringement suit is brought against us, our research, development, manufacturing or sales activities relating to the product that is the subject of the suit may be delayed or terminated. As a result of patent infringement claims, or in order to avoid potential infringement claims, we may choose to seek, or be required to seek, a license from the claimant, which would be likely to include a requirement to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if a license can be obtained on acceptable terms, the rights may be nonexclusive, which would give our competitors access to the same intellectual property rights. If we are unable to enter into a license on acceptable terms, we could be prevented from commercializing one or more of our products, or forced to modify such products, or to cease some aspect of our business operations, which could harm our business significantly.

U.S. and non-U.S. issued patents and pending patent applications controlled by third parties may relate to areas in which we are developing products. In such an instance, because all issued patents are entitled to a presumption of validity in many countries, including the U.S. and many European countries, issued patents held by others that claim our products or technology may limit our freedom to operate unless and until those patents expire or are declared invalid or unenforceable in a court of applicable jurisdiction, if we do not obtain a license or other right to practice the claimed inventions. Pending patent applications controlled by third parties may result in additional issued patents claiming our products and technology. In addition, the publication of patent applications occurs with a certain delay after the date of filing, so we may not be aware of all relevant patent applications of third parties at a given point in time. Further, publication of discoveries in the scientific or patent literature often lags behind actual discoveries, so we may not be able to determine whether inventions claimed in patent applications of third parties have been made before or after the date on which inventions claimed in our patent applications and patents have been made. If third parties prepare and file patent applications in the U.S. that also claim technology or therapeutics claimed by our patent applications or patents, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office, or USPTO, to determine the priority of invention. An unfavorable outcome could require us to attempt to license rights from the prevailing party, or to cease using the related technology or developing or commercializing the related product candidate. We may also become involved in opposition proceedings in the European Patent Office regarding our intellectual property rights with respect to our products and technology.

Competitors may infringe our patent rights, or misappropriate or violate our other intellectual property rights. To counter infringement or unauthorized use, we may find it necessary to file infringement or other claims to protect our intellectual property rights. In addition, in any infringement proceeding brought by us against a third party to enforce our rights, a court may decide that a patent of ours is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the basis that our patent does not cover the technology in question. An adverse result in any such litigation proceeding could put our patent protections at risk of being invalidated or interpreted narrowly, which could open us up to additional competition and have a material adverse effect on our business.

The cost to us of any patent litigation or other proceedings, such as interference proceedings, which are meant to determine who first invented any of the claims covered by the patent, even if resolved in our favor, could be substantial. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than us because of their substantially greater financial resources. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, there could be a substantial adverse effect on the price of our ordinary shares. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also require significant time and attention of management and technical staff, which may materially and adversely impact our financial position and results of operations. Furthermore, because of the substantial amount of discovery required in connection with most intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Our proprietary rights may not adequately protect our technologies and product candidates. If we are unable to protect our product candidates and our intellectual property rights, our position in the market may be materially and adversely affected.

Our commercial success may depend on our ability to obtain patents and maintain adequate protection for our technologies, intellectual property and product candidates in the U.S. and other countries. Our patent portfolio consists of certain U.S. patents, patents issued in other jurisdictions and patent applications in the U.S. and other jurisdictions relating to our technologies. There is no guarantee that any of our patent applications will result in issued patents, or that any patents, if issued, will include claims that are sufficiently broad to cover our existing products or products in development, or to provide meaningful protection from our competitors. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets within our organization. If third parties disclose or misappropriate our proprietary rights, it may materially and adversely impact our position in the market.

We have applied for patents covering both our technologies and the products we are developing. We may fail to apply for patents on important technologies or products in development in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing competing products and technologies. Moreover, the patent positions of many medical device companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patent portfolio cannot be predicted with certainty. In addition, we cannot guarantee you that:

•	we were the first to make the inventions covered by our issued patents and our pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around our claims;

•	a third party will not challenge our proprietary rights, and, if challenged, that a court will hold that our existing or future patents are valid and enforceable;

•	any patents issued to us will cover our products as ultimately developed, or provide us with any competitive advantages;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have a material adverse effect on our business.

In addition, there are numerous recent changes to the patent laws and proposed changes to the rules of the USPTO which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, U.S. President Obama signed the America Invents Act which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent” to a “first inventor to file” system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, eventually eliminating interference proceedings while maintaining derivation actions, and creating a post-grant opposition process to challenge patents after they have issued. The effects of these changes are currently uncertain as the USPTO must still implement various regulations, and the courts have yet to address many of these provisions in the context of a dispute.

Restrictions on our patent rights relating to our products may limit our ability to prevent third parties from competing against us.

Our success will depend, in part, on our ability to obtain and maintain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others. We cannot be certain that the claims in our patent applications to inventions covering our current or future products will be considered patentable by the USPTO and courts in the U.S. or by the patent offices and courts in countries outside of the U.S.

We have filed a method-of-use patent application and may file additional method-of-use patent applications in the future. This type of patent protects the use of the product only for the specified method and does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if these competitors do not actively promote their product for our targeted indication, ophthalmic surgeons and ophthalmologists may use these products “off-label.” Although off-label use may infringe or contribute to the infringement of method-of-use patents, the practice is difficult to prevent or prosecute.

Patent applications in the U.S. and most other countries are confidential for a period of time until they are published, and publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, we cannot be certain that we and the inventors of the issued patents and applications that we may in-license were the first to conceive of the inventions covered by such patents and pending patent applications or that we and those inventors were the first to file patent applications covering such inventions. Also, patent protection may lapse before we manage to obtain commercial value from patents that we may obtain, which might result in increased competition and materially and adversely affect our position in the market.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our products and technologies throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our future products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in jurisdictions outside of the U.S. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of any patent issued to us or the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in jurisdictions outside of the U.S. could result in substantial cost and divert our efforts and attention from other aspects of our business.

Obtaining and maintaining our patents depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors may be able to enter the market earlier than would otherwise have been the case.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be materially and adversely affected.

We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets of our employees’ or consultants’ former employers or their clients. These claims may be costly to defend and, if we do not successfully do so, we may be required to pay monetary damages and may lose valuable intellectual property rights or personnel.

Although no claims against us are currently pending, we may be subject to claims that our employees or our company have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of the former employers of our employees. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper our ability to commercialize, or prevent us from commercializing, our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a significant distraction to management.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and products, we will also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, contract manufacturers, consultants and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign their inventions to us. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward- looking statements appear in a number of places throughout this report and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals and CE marking for our product candidates, protection of our intellectual property portfolio, the degree of clinical utility of our products, particularly in specific patient populations, our ability to develop commercial and manufacturing functions, expectations regarding clinical trial data, our results of operations, cash needs, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this report, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate are consistent with the forward-looking statements contained in this report, they may not be predictive of results or developments in future periods.

Actual results could differ materially from our forward-looking statements due to a number of factors, including, but not limited to, risks related to:

•	the timing, progress and results of our clinical trials, our regulatory submissions and our research and development programs;

•	our ability to advance our products into, and successfully complete, clinical trials;

•	our ability to obtain pre-market approvals;

•	the commercialization of our products;

•	our anticipated cash needs and our needs for additional financing;

•	the implementation of our business model, strategic plans for our business, products and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	the timing or likelihood of regulatory filings and approvals;

•	our financial performance; and

•	developments relating to our competitors and our industry.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should also read carefully the factors described under the heading “Risk Factors” in this prospectus and in the “Risk Factors” in our annual report on Form 10-K filed with the SEC on March 28, 2016 and other periodic reports, which are incorporated by reference herein, to better understand significant risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this report and you should not place undue reliance on any forward-looking statements.

USE OF PROCEEDS

Assuming that the rights offering is fully subscribed, we estimate that the net proceeds from the rights offering will be approximately $13.2 million, after offering expenses payable by us.

We intend to use the net proceeds from this rights offering for general corporate purposes, including funding our U.S. staged pivotal trial for our microlens and microlens inserter. We will also fund our commercialization efforts, research and development activities, product manufacturing, acquisitions or investments in businesses, products or technologies that are complementary to our own.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we intend to hold the net proceeds in cash or invest in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table presents our capitalization, as of September 30, 2016:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give further effect to the sale by us in this rights offering of maximum of 4,500,000 ordinary shares, at a subscription price of $3.00 per share, and our receipt of the net proceeds from that sale after deducting estimated offering expenses.

You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	September 30, 2016 (unaudited)
	Actual	Pro Forma as Adjusted
Long-term liabilities	$1,032,000	$1,032,000
Deferred rent	11,000	11,000

Shareholders’ equity:
Ordinary shares, $0.001 par value, 350,000,000 authorized and 13,420,927 issued and outstanding, actual; 350,000,000 shares authorized and 17,920,927 shares issued and outstanding, pro forma as adjusted	13,000	18,000
Deferred Ordinary shares, €1.00 (US$1.35) par value, 40,000 shares authorized and 39,994 shares issued and outstanding, actual; 40,000 shares authorized and 39,994 shares issued and outstanding, pro forma as adjusted	54,000	54,000
Additional paid-in capital	79,044,000	92,224,000
Accumulated deficit	(67,454,000)	(67,454,000)

Total shareholders’ equity	$11,657,000	$24,842,000
Total capitalization	12,700,000	25,885,000

The information above is as of September 30, 2016 and excludes:

•	1,053,750 ordinary shares issuable upon the exercise of stock options outstanding at September 30, 2016 with a weighted average exercise price of $9.76 per share;

•	722,500 ordinary shares issuable upon vesting of outstanding restricted stock units at September 30, 2016; and

•	336,157 ordinary shares reserved for future issuance under our Presbia PLC Incentive Plan at September 30, 2016.

DILUTION

Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per share of our ordinary shares. Our net tangible book value as of September 30, 2016 was approximately $10,056,000, or $0.75 per ordinary share. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding ordinary shares. Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per share of our ordinary shares immediately after the rights offering.

Based on the sale by us in this rights offering of a maximum of 4,500,000 ordinary shares, at the subscription price of $3.00 per whole share, and after deducting estimated offering expenses payable by us of $320,000, and the application of the estimated $13.2 million of net proceeds from the rights offering, our pro forma net tangible book value as of September 30, 2016 would have been approximately $23.2 million, or $1.30 per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.55 per share and an immediate dilution to purchasers in the rights offering of $1.70 per share.

The following table illustrates this per-share dilution on a pro forma basis, assuming a fully subscribed for rights offering of 4,500,000 ordinary shares at the subscription price of $3.00 per whole share:

Subscription price		$3.00
Net tangible book value per share as of September 30, 2016, before rights offering	$0.75
Increase in net tangible book value per share attributable to rights offering	$0.55
Pro forma net tangible book value per share as of September 30, 2016, after giving effect to rights offering		$1.30
Dilution in net tangible book value per share to purchasers		$1.70

The information above is as of September 30, 2016 and excludes:

•	1,053,750 ordinary shares issuable upon the exercise of stock options outstanding at September 30, 2016 with a weighted average exercise price of $9.76 per share;

•	722,500 ordinary shares issuable upon vesting of outstanding restricted stock units at September 30, 2016; and

•	336,157 ordinary shares reserved for future issuance under our Presbia PLC Incentive Plan at September 30, 2016.

MARKET PRICE OF OUR ORDINARY SHARES AND RELATED SHAREHOLDER MATTERS

Our ordinary shares began trading on The NASDAQ Global Market on January 29, 2015 under the symbol “LENS.” Prior to such time, there was no public market for our ordinary shares. The following table sets forth the high and low sales prices per ordinary share as reported on The NASDAQ Global Market for the period indicated.

	High	Low
Year Ending December 31, 2017
First Quarter (through January 18, 2017)	$3.80	$3.33

Year Ended December 31, 2016
First Quarter	$6.00	$2.94
Second Quarter	4.99	3.45
Third Quarter	5.50	3.79
Fourth Quarter	4.97	3.25

Year Ended December 31, 2015
First Quarter	$9.32	$5.52
Second Quarter	9.38	6.66
Third Quarter	8.00	4.99
Fourth Quarter	6.89	3.62

The last reported sales price of our ordinary shares as reported on The NASDAQ Global Market on January 18, 2017, was $3.41 per share. As of January 18, 2017, we had 23 holders of record of our ordinary shares. The actual number of holders of ordinary shares is greater than these numbers of record holders and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and nominees.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our ordinary shares for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, the existence of profits available for distribution, and other factors our Board may deem relevant.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to holders of our ordinary shares, at no charge, non-transferable and non-tradeable subscription rights to purchase ordinary shares. Each shareholder will receive one subscription right for each share of our ordinary shares owned at 5:00 PM Eastern Time on February 6, 2017, the record date for this rights offering. Each subscription right will entitle its holder to purchase 0.335297256 ordinary shares at a subscription price of $3.00 per whole share, which we refer to as the “basic subscription right.” If you exercise your basic subscription rights in full, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed ordinary shares at the subscription price, subject to proration, which we refer to as the “over-subscription privilege.” Each subscription right consists of a basic subscription right and an over-subscription privilege, which we refer to as the “subscription right.”

Basic Subscription Rights

The basic subscription right gives our shareholders the opportunity to purchase 0.335297256 ordinary shares at a subscription price of $3.00 per whole share. We have granted to you, as a shareholder of record on the record date, one subscription right for every share of our ordinary shares you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We determined the ratio of rights required to purchase one share by dividing $13,500,000 by the subscription price of $3.00 to determine the number of shares to be issued in the rights offering and then dividing the number of shares to be issued in the rights offering by the number of ordinary shares outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for 0.335297256 ordinary shares at the cash price of $3.00 per whole share. As an example, if you owned 1,000 shares of our ordinary shares on the record date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase 335 ordinary shares (rounded down to the nearest whole share) at a subscription price of $3.00 per whole share.

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase ordinary shares under your over-subscription privilege.

Over-Subscription Privilege

If you purchase all of the ordinary shares available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any ordinary shares that other shareholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of ordinary shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of ordinary shares each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder over-subscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all ordinary shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed ordinary shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of ordinary shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of subscription rights pursuant to the basic subscription rights.

To the extent the aggregate subscription price of the actual number of unsubscribed ordinary shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable following completion of this rights offering.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

We will deliver certificates representing shares or credit the account of your record holder with the ordinary shares that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Units

You may only purchase the number of whole ordinary shares purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the over-subscription privilege, if any. Accordingly, the number of ordinary shares that you may purchase in the rights offering is limited by the number of our ordinary shares you held on the Record Date and by the extent to which other shareholders exercise their basic subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.

Determination of Subscription Price

Our board of directors delegated full authority with respect to the pricing and other terms of the rights offering to a pricing committee consisting of members of our board of directors who meet the definition of “independent” under applicable NASDAQ rules and who are not affiliated with, and do not have a financial interest in, any entities controlled by our largest shareholder. Richard Ressler is a member of our board of directors and beneficially owns, directly and indirectly through entities controlled by him, approximately 58.4% of our outstanding ordinary shares. In determining the subscription price, the pricing committee of our board of directors is expected to consider, among other things, the following factors:

•	the current and historical trading prices of our ordinary shares;

•	the price at which shareholders might be willing to participate in the rights offering, including the price at which our majority shareholder would be willing to participate;

•	our need for additional capital and liquidity;

•	the likely cost of capital from other sources; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our pricing committee will also review our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our pricing committee believes that the subscription price should be designed to provide an incentive to our current shareholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our ordinary shares. We cannot assure you that the market price of our ordinary shares will not decline during or after the rights offering. You should obtain a current price quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable and non-tradeable and, therefore, you may not sell, transfer, assign or give away your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

Expiration Date; Extension

You may exercise your subscription rights at any time prior to 5:00 PM Eastern Time, on February 23, 2017, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue any new ordinary shares to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment.

We may, in our sole discretion, extend the time for exercising the subscription rights for up to 30 days. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will publicly announce such extension no later than 9:00 AM Eastern Time, on the next business day after the most recently announced expiration date. We also reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

Termination

We may terminate the rights offering at any time and for any reason prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying shareholders and the public of the termination and return any subscription monies received.

Return of Funds upon Completion or Termination

The subscription agent will hold all funds it receives in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is terminated. To the extent you properly exercise your over-subscription privilege for an amount of ordinary shares that exceeds the number of unsubscribed ordinary shares available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Ordinary Shares Outstanding After the Rights Offering

As of September 30, 2016, 13,420,927 shares of our ordinary shares were outstanding. Based on the foregoing, and assuming no other transactions by us involving our ordinary shares prior to the expiration of the rights offering, if the rights offering is fully subscribed approximately 4,500,000 shares of our ordinary shares will be issued and outstanding. The exact number of ordinary shares that we will issue in this rights offering will depend on the number of shares that are subscribed for in the rights offering.

Methods for Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Record Holders

If you are a shareholder of record, the number of ordinary shares you may purchase pursuant to your subscription rights is indicated on the enclosed subscription rights statement. You may exercise your subscription rights by properly completing and executing the subscription rights statement and forwarding it, together with your full payment, to the subscription agent at the address given below under “Subscription Agent,” to be received before 5:00 PM Eastern Time, on February 23, 2017.

Subscription by Beneficial Owners

If you are a beneficial owner of our ordinary shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a subscription rights statement. Instead, we will issue one subscription right to such nominee record holder for all of our ordinary shares held by such nominee at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed ordinary shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription payment for the maximum number of ordinary shares that you wish to purchase.

Payment Method

Payments must be made in full in U.S. currency by personal check or bank draft drawn on a U.S. bank, payable to “Computershare Inc., as Subscription Agent.”

Rights certificates received after 5:00 PM Eastern Time, on February 23, 2017, the expiration date of the rights offering, will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or penalty.

The subscription agent will be deemed to receive payment upon clearance of any check deposited by the subscription agent.

You should read the instruction letter accompanying the subscription rights statement carefully and strictly follow it. DO NOT SEND SUBSCRIPTION RIGHTS STATEMENTS OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights statement and payment of the full subscription payment.

The method of delivery of subscription rights statements and payment of the subscription payment to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

Foreign Shareholders

We will not mail subscription rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent as soon as possible to allow adequate time to provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder and payment by a U.S. bank in U.S. dollars before the expiration of the rights offering.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the subscription rights statement or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Issuance of Ordinary Shares

The ordinary shares that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these shares if you are a holder of record of shares. If you hold your ordinary shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

Subscription Agent

The subscription agent for this rights offering is Computershare Inc. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash or, if applicable, notice of guaranteed delivery, to the subscription agent at the following address:

Computershare, Inc.

C/O Voluntary Offers

250 Royall Street, Suite V

Canton, MA 02021

Attn: Corporate Actions

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the ordinary shares or for additional copies of this prospectus to us at Presbia PLC, 120/121 Baggot Street Lower, Dublin 2, Ireland or by telephone at +353 (1) 659 9446.

No Fractional Shares

We will not issue fractional shares in the rights offering. Rights holders will only be entitled to purchase a whole number of shares, rounded down to the nearest whole number of shares a holder would otherwise be entitled to purchase. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds shares of our ordinary shares for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. If a beneficial owner of our ordinary shares so instructs, you should complete the subscription rights statement and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our ordinary shares on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact our subscription agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed subscription rights statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the ordinary shares you purchase in the rights offering until such shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the ordinary shares purchased in the rights offering.

No Revocation or Change

Once you submit the subscription rights statement or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our ordinary shares should recognize income or loss upon receipt or exercise of a subscription right. See “Material U.S. Federal and Ireland Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. We cannot assure you that the market price of our ordinary shares will reach or exceed the subscription price, and even if it does so, that it will not decline during or after the rights offering. We also cannot assure you that you will be able to sell our ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our ordinary shares.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.

Listing

The subscription rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. Our ordinary shares are traded on NASDAQ under the symbol “LENS.”

Important

Do not send subscription rights statements directly to us. You are responsible for choosing the payment and delivery method for your subscription rights statement and you bear the risks associated with such delivery. If you choose to deliver your subscription rights statement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration time.

Material U.S. Federal and Ireland Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of our ordinary shares received upon exercise of the subscription rights.

This summary deals only with subscription rights acquired through the rights offering and shares of our ordinary shares acquired upon exercise of subscription rights, in each case, that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations (including private foundations), employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights or shares of our ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for alternative minimum tax, persons that acquired subscription rights or shares of our ordinary shares in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, persons that own, directly, indirectly or as a result of certain constructive ownership rules, ordinary shares representing 10% or more of the total combined voting power of all classes of our shares, U.S. expatriates, and certain former citizens or long-term residents of the U.S. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as alternative minimum, estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the U.S. Treasury Regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding our ordinary shares, the exercise (or expiration) of the subscription rights, and the acquisition, ownership and disposition of shares of our ordinary shares acquired upon exercise of the subscription rights that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of our ordinary shares acquired upon exercise of subscription rights that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the U.S.; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the U.S. and one or more U.S. persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a U.S. person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS OF SHARES OF OUR ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER U.S. FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Taxation of subscription rights

Receipt of subscription rights

Although the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, including the effects of the over-subscription privilege, we do not believe your receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to your existing ordinary shares for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a shareholder of a right to acquire shares should not be included in the taxable income of the recipient. This general rule of non-recognition is subject to exceptions in Section 305(b), which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders and an increase in the proportionate interest of other shareholders in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our ordinary shares or (ii) our options or warrants to acquire ordinary shares. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our ordinary shares or (ii) our options or warrants to acquire ordinary shares; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our ordinary shares as a dividend to the extent of the shareholder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2016.

The following discussion is based upon the treatment of the subscription rights issuance as a non-taxable distribution with respect to your existing ordinary shares for U.S. federal income tax purposes.

Tax basis in the subscription rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing ordinary shares on the date you receive the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing ordinary shares between your existing ordinary shares and the subscription rights in proportion to the relative fair market values of the existing ordinary shares and the subscription rights, determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing ordinary shares and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing ordinary shares on the date you receive the subscription rights, then you must allocate your basis in your existing ordinary shares between those shares and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our ordinary shares on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable and non-tradeable.

Exercise of subscription rights

If you exercise a subscription right received in the rights offering after disposing of the shares of our ordinary shares with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the ordinary shares previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the ordinary shares previously sold and (3) the impact of such allocation on the tax basis of the shares of our ordinary shares acquired upon exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of shares of our ordinary shares with respect to which the subscription right is received, you should consult with your own tax advisor.

Expiration of subscription rights

If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing ordinary shares previously allocated to the subscription rights that have expired to the existing ordinary shares.

Taxation of ordinary shares

The following discussion describes the general rules applicable to the ownership and disposition of the ordinary shares but is subject in its entirety to the special rules described below under the heading “—Passive foreign investment company status and related tax consequences.”

Distributions

Distributions with respect to shares of our ordinary shares acquired upon exercise of subscription rights (including amounts, if any, withheld in respect of Irish withholding tax) will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. Holders with respect to shares of our ordinary shares generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our ordinary shares paid to U.S. Holders that are domestic corporations generally will qualify for the “dividends-received deduction.” To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a return of capital that reduces a your tax basis in such ordinary shares (thereby increasing the amount of gain or decreasing the amount of loss that you would recognize on a subsequent disposition of our ordinary shares), and thereafter as gain from the sale or exchange of such ordinary shares (see “—Dispositions”).

Dispositions

If you sell or otherwise dispose of the ordinary shares acquired upon exercise of subscription rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. If you receive euros in the transaction, the amount realized on the sale, exchange or other taxable disposition of the ordinary shares will be the U.S. dollar value of the euros received, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Passive foreign investment company status and related tax consequences

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company, or PFIC. A foreign company generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either:

•	at least 75% of its gross income is “passive income” (the “PFIC Income Test”); or

•	at least 50% of the gross value of its assets is attributable to assets that produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets (the “PFIC Asset Test”).

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. In determining whether a foreign corporation is a PFIC, the foreign corporation must take into account its proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

We believe that we were not a PFIC in prior taxable years, and based on current business plans and financial expectations, we expect that we will not be a PFIC for the current taxable year. However, the proceeds from this offering would be a passive asset and could cause us to meet the PFIC Asset Test for the taxable year that includes this offering. Similarly, the earnings received from investments made with the proceeds from this offering would be passive income under these rules, and if substantial enough, may cause us to meet the PFIC Income Test for the taxable year that includes this offering and in later years. If we fail to deploy sufficient cash in later taxable years, or we are not generating sufficient active income, we could meet either or both PFIC tests in such later years. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that we have never been, are not, and will not become a PFIC for any taxable year during which U.S. Holders hold ordinary shares.

If we are a PFIC, you generally would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on our ordinary shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the ordinary shares), and (ii) any gain realized on the sale, exchange or other disposition of ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the holding period for the ordinary shares;

•	the amount allocated to the current taxable year (and any other year prior to the year in which we were a PFIC) would be taxed as ordinary income and would not be “qualified dividend income”; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax to which it would have been subject for that year, and an interest charge for the deemed tax deferral would be imposed with respect to the resulting tax attributable to each such other taxable year.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to you if you held ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those years.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the Qualified Electing Fund election, or QEF election, under Section 1295 of the Code and the “mark-to-market” election under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.

If you are a U.S. Holder and make a valid, timely QEF election for us, you could recognize taxable income in a taxable year with respect to our ordinary shares in excess of any distributions that we make to you in that year, thus giving rise to so-called “phantom income” and to a potential out-of-pocket tax liability.

If you are a U.S. Holder and make a valid, timely mark-to-market election with respect to our ordinary shares, you will recognize as ordinary income or loss in each year that we are a PFIC an amount equal to the difference between your basis in our ordinary shares and the fair market value of the ordinary shares, thus also possibly giving rise to phantom income and a potential out-of-pocket tax liability. Ordinary loss generally is recognized only to the extent of net mark-to-market gains previously included in income.

We do not believe that any of our subsidiaries will be PFICs in the current taxable year or foreseeable future taxable years based on their current and projected assets and income; however, there can be no assurance that our subsidiaries have never been, are not, and will not become PFICs for any taxable year during which U.S. Holders hold ordinary shares. In addition, we may form or acquire a subsidiary that is a PFIC in the future. If any of our subsidiaries are PFICs, you may need to make the QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described above. The mark-to-market election described above generally will not be available with respect to any of our subsidiaries that is a PFIC, rendering such election less beneficial than the QEF election.

If you own ordinary shares during any taxable year that we are treated as a PFIC, you will be required to file IRS Form 8621 (regardless of whether a QEF or mark-to-market election is made).

If we are not treated as a PFIC, and you paid taxes as if we were a PFIC, then you may be able to claim a refund for taxes you paid in excess of the taxes you actually owed. If you do not, or are not able to, file a refund claim before the expiration of the applicable statute of limitations, then your refund will be disallowed and you will bear more taxes than you actually owe.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. You should consult your own tax advisors regarding the application of the PFIC rules to our ordinary shares, the availability and advisability of making a QEF or mark-to-market election and the application of the reporting rules to your particular situation.

Additional considerations

Additional Medicare Tax on net investment income

Certain U.S. Holders that are individuals, estates, or trusts (other than trusts that are exempt from tax) are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property (including our ordinary shares).

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from our ordinary shares acquired through the exercise of subscription rights, or dividend payments. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

If you (i) own immediately after the transfer at least 10% (by vote or value) of our ordinary shares or (ii) have transferred more than $100,000 in a 12-month period to a foreign corporation, you will be required to file an IRS Form 926. For purposes of determining the total dollar value of ordinary shares purchased by you in this offering, ordinary

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to you. Significant penalties may apply for failure to satisfy applicable reporting requirements. In addition, a failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. You should consult with your tax advisors regarding your reporting requirements, if any, as a result of your receipt of subscription rights acquired through the rights offering, the exercise (or expiration) of the subscription rights, and the acquisition, ownership and disposition of shares of our ordinary shares acquired upon exercise of the subscription rights.

Material Ireland Income Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations applicable only to certain investors, who are neither resident nor ordinarily resident for tax purposes in Ireland and do not hold their shares through an Irish branch or agency (“non-Irish Holders”), who are the owners of our shares. It is based on existing Irish law, our understanding of the practices of the Irish Revenue Commissioners on the date of this document and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below, possibly with retroactive effect. Furthermore, we can provide no assurances that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.

The statements do not constitute tax advice. Furthermore, this information applies only to our shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions of this offering, including the acquisition, ownership and disposition of our shares.

Taxation of Rights Issue

A non-Irish Holder of new Presbia plc shares will not be subject to Irish capital gains tax (“CGT”) on a disposal of such new Presbia plc shares provided that such holder is neither resident nor ordinarily resident in Ireland at the time of the disposal. Notwithstanding this, a holder who is an individual and who is temporarily a non-resident of Ireland may under anti-avoidance legislation still be liable to Irish taxation on any chargeable gain realised (subject to the availability of exemptions or reliefs).

Tax on Chargeable Gains on a Subsequent Disposal of Shares

A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Dividend Withholding Tax

Dividend withholding tax, or DWT (currently at a rate of 20%), will arise in respect of dividends or distributions from an Irish resident company unless an exemption applies. Where DWT does arise in respect of dividends, our company is responsible for deducting DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders are entitled to an exemption from DWT. In particular, dividends to a non-Irish Holder will not be subject to DWT if the shareholder is beneficially entitled to the dividend and is:

(a)	an individual shareholder resident for tax purposes in a “relevant territory” and the individual is neither resident nor ordinarily resident in Ireland;

(b)	a corporate shareholder resident for tax purposes in a “relevant territory,” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

(c)	a corporate shareholder that is not resident for tax purposes in Ireland and that is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

(d)	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a “relevant territory” or such other stock exchange as may be approved by the Irish Minister for Finance; or

(e)	a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange as may be approved by the Irish Minister for Finance, and provided that, in all cases noted above (but subject to the special rules described in the paragraph below regarding U.S. Resident Shareholders), the non-Irish Holder has provided a relevant Irish DWT declaration form to his or her broker before the record date for the dividend (in the case of shares held through the Depositary Trust Company, or DTC) or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC).

A list of “relevant territories” for the purposes of DWT is set forth below:

Albania	China	Greece	Luxembourg	Panama	Spain
Armenia	Croatia	Hong Kong	Macedonia	Poland	Sweden
Australia	Cyprus	Hungary	Malaysia	Portugal	Switzerland
Austria	Czech Republic	Iceland	Malta	Qatar	Thailand
Bahrain	Denmark	India	Mexico	Romania	Turkey
Belarus	Egypt	Israel	Moldova	Russia	Ukraine
Belgium	Estonia	Italy	Montenegro	Saudi Arabia	United Arab Emirates
Bosnia and Herzegovina	Ethiopia	Japan	Morocco	Serbia	United Kingdom
Botswana	Finland	Republic of Korea	Netherlands	Singapore	U.S. of America
Bulgaria	France	Kuwait	New Zealand	Slovak Republic	Uzbekistan
Canada	Georgia	Latvia	Norway	Slovenia	Vietnam
Chile	Germany	Lithuania	Pakistan	South Africa	Zambia

If we determine to pay a dividend, prior to paying any dividend, we will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC.

U.S. Resident Shareholders

Dividends paid in respect of our shares that are owned by residents of the U.S. and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the U.S. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us).

Dividends paid in respect of our shares that are owned by residents of the U.S. and held outside of DTC will not be subject to DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid. Such shareholders must provide the relevant Irish DWT declaration form to our transfer agent at least seven business days before the record date for the first dividend payment to which they are entitled.

If a U.S resident shareholder is entitled to an exemption from DWT and receives a dividend subject to DWT, that shareholder will be entitled to a refund of DWT from the Irish Revenue Commissioners, subject to certain time limits, provided the shareholder is beneficially entitled to the dividend.

Residents of “Relevant Territories” other than the U.S.

Shareholders who are residents of “relevant territories” other than the U.S., and who are entitled to an exemption from DWT, must complete the appropriate Irish DWT declaration form in order to receive dividends without DWT.

Shareholders must provide the appropriate Irish DWT declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC). We strongly recommend that such shareholders complete the appropriate Irish DWT declaration form and provide that form to their brokers or our transfer agent as soon as possible.

If a shareholder who is resident in a “relevant territory” and is entitled to an exemption from DWT receives a dividend subject to DWT, that shareholder will be entitled to a refund of DWT from the Irish Revenue Commissioners subject to certain time limits, provided the shareholder is beneficially entitled to the dividend.

Notwithstanding the foregoing, this exception from DWT does not apply to an individual shareholder that is resident or ordinarily resident in Ireland or to a corporate entity that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland.

Other Persons

A shareholder that does not fall within one of the categories mentioned above may fall within other exemptions from DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid.

If such a shareholder is exempt from DWT but receives a dividend subject to DWT, that shareholder will be able to claim a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Income Tax on Dividends

Non-Irish Holders

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is entitled to an exemption from DWT has no liability for Irish income tax or similar charges on a dividend from us unless that shareholder holds the shares through a branch or agency that carries on a trade in Ireland.

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is not entitled to an exemption from DWT has no additional liability for Irish income tax or similar charges unless that shareholder holds the shares through a branch or agency that carries on a trade in Ireland. The shareholder’s liability to tax is effectively limited to the amount of DWT already deducted by the company.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, consists principally of gift tax and inheritance tax. A gift or inheritance of our shares could attract a charge to CAT regardless of the place of residence, ordinary residence or domicile of the transferor or transferee of the shares. This is because a charge to CAT can arise on a gift or inheritance which comprises of property situated in Ireland. Our shares are regarded as property situated in Ireland because our share register must be held in Ireland. The person who receives the gift or inheritance is the person who is primarily liable to pay any CAT that arises.

The rate of CAT is currently 33% and is payable if the taxable value of the gift or inheritance exceeds certain thresholds, referred to as “group thresholds.” CAT is applied on the excess over the threshold amount. The appropriate threshold amount depends upon the relationship between the transferor and the transferee of the shares and also the aggregation of the values of previous gifts and inheritances received by the transferee from persons within the same group threshold. A gift or inheritance received from a spouse is exempt from CAT.

Stamp Duty

General

Irish stamp duty typically arises on the transfer of shares in an Irish incorporated company.

Issue of Rights or Shares

No stamp duty should be payable on (i) the issue of the subscription rights or the issue of shares or split shares (ii) the renunciation of subscription rights or shares (whether nil paid or fully paid) or split shares on or before the latest date for registration of renunciation, or (iii) the registration of the holders of shares or any issue of the new Presbia PLC shares.

Shares Held Through DTC

A transfer of our shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

Shares Transferred Into or Out of DTC

A shareholder may transfer our shares into or out of DTC without giving rise to Irish stamp duty so long as (i) there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and (ii) the transfer into or out of DTC is not in contemplation of a sale of the shares by the beneficial owner to a third party.

Shares Held Outside of DTC

A transfer of our shares where any of the parties to the transfer hold the shares outside of DTC will, subject to the availability of exemptions and reliefs, be subject to Irish stamp duty, currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired. The transferee of the shares is typically the person that is liable to pay stamp duty.

Due to the potential Irish stamp duty on transfers of our shares, we strongly recommend that shareholders hold their shares through DTC or through a broker who holds such shares through DTC.

DTC Requirement

In order for DTC, Cede & Co. and National Securities Clearing Corporation, or NSCC, which provides clearing services for securities that are eligible for the depository and book-entry transfer services provided by DTC and registered in the name of Cede & Co., which entities are referred to collectively as the DTC Parties, to agree to provide services with respect to our ordinary shares, we entered into a composition agreement with the Revenue Commissioners of Ireland under which we agreed to pay or procure the payment of any obligation for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares, on (a) transfers to which any of the DTC Parties is a party, or (b) which may be processed through the services of any of the DTC Parties and the DTC Parties have received confirmation from the Revenue Commissioners of Ireland that during the period that such composition agreement remains in force, the DTC Parties shall not be liable for any Irish stamp duty with respect to our ordinary shares.

In addition, to assure the DTC Parties that they will not be liable for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares under any circumstances (including as a result of a change in applicable law), and to make other provisions with respect to our ordinary shares required by the DTC Parties, we and Computershare Limited, acting as our transfer agent, expect to enter into a Special Eligibility Agreement for Securities, with DTC, Cede & Co. and NSCC, or the DTC Eligibility Agreement.

The DTC Eligibility Agreement provides for certain indemnities of the DTC Parties by us and Computershare Limited (as to which we have agreed to indemnify Computershare Limited) and also provides that DTC may impose a global lock on our ordinary shares or otherwise limit transactions in the shares, or cause the shares to be withdrawn, and NSCC may, in its sole discretion, exclude our ordinary shares from its Continuous Net Settlement service or any other service, and any of the DTC Parties may take other restrictive measures with respect to our ordinary shares as it may deem necessary and appropriate, without any liability on the part of any of the DTC Parties, (i) at any time that it may appear to any of the DTC Parties, in any such party’s sole discretion, that to continue to hold or process transactions in our ordinary shares will give rise to any Irish stamp duty or similar Irish transfer or documentary tax liability with respect to our ordinary shares on the part of any of the DTC Parties or (ii) otherwise as DTC’s rules or the NSCC’s rules provide.

DESCRIPTION OF SHARE CAPITAL AND ORDINARY SHARES

The following summary describes our share capital and the material provisions of our memorandum and articles of association and of Irish law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our memorandum and articles of association, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

We are an Irish incorporated public company limited by shares and our affairs are governed by our memorandum and articles of association and Irish law.

Capital Structure

Authorized Share Capital

As of September 30, 2016, our authorized share capital is $400,000 and €40,000 divided into 350,000,000 ordinary shares of $0.001 each, which we refer to as the ordinary shares, 50,000,000 preferred shares of $0.001 each, which we refer to as preferred shares, and 40,000 deferred ordinary shares of €1.00 each, which we refer to as the Deferred Shares. The authorized share capital includes 40,000 Deferred Shares in order to satisfy the statutory requirements in place for the incorporation of all Irish public limited companies at the time the Company was incorporated.

Except as otherwise specified below, references to voting by our shareholders contained in this prospectus are references to voting by holders of shares entitled to attend, speak and vote generally at general meetings of our shareholders.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. We have the authority, pursuant to our articles of association, to increase our authorized but unissued share capital by ordinary resolution of our shareholders by creating additional shares of any class or series. An ordinary resolution of our company requires a simple majority of the votes cast at a shareholders’ meeting by shareholders entitled to vote at that meeting.

As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our Board to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval for a period of five years from the date our articles of association were adopted. We refer to that date as the Adoption Date. We expect that we will seek to renew such general authority at an annual general meeting before the end of that five-year period.

Our articles of association authorize our Board, without shareholder approval, to determine the terms of the preferred shares that may be issued by us. Our Board is authorized, without obtaining any shareholder vote or consent, unless expressly provided by the terms of that class or series of class of shares, to provide from time to time for the issuance of ordinary shares or other classes or series of shares and to establish the characteristics of each such other class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares of the Company, and the official Irish share register of the Company will not reflect any fractional shares. Whenever an alteration, reorganization, consolidation, division, or subdivision of the share capital of the Company would result in any shareholder becoming entitled to fractions of a share, no such fractions shall be issued or delivered to any shareholder. All such fractions of a share will be aggregated into whole shares and sold in the open market at prevailing market prices and the aggregate cash proceeds from such sale (net of tax, commissions, costs and other associated expenses) shall be distributed on a pro rata basis, rounding down to the nearest cent, to each shareholder who would otherwise have been entitled to receive fractions of a share.

Issued Share Capital

As of September 30, 2016, our issued share capital is US$13,420.927, divided into 13,420,927 ordinary shares of $0.001 each, and €39,994, divided into 39,994 Deferred Shares of one Euro each. Our ordinary shares are listed on The NASDAQ Global Market, or NASDAQ, under the symbol “LENS.”

All issued and outstanding shares are validly issued, credited as fully-paid and are not subject to calls for any additional payments (non-assessable).

Memorandum of Association

As provided in our memorandum of association, our stated principal object is to engage in developing, manufacturing, selling, marketing, distributing or otherwise commercializing medical devices and other products and procedures related to vision and all associated and related activities and to carry on various activities associated with that object. The rest of our objects are set out in full in our memorandum of association.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favour of our shareholders when our shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under the Companies Act. This opt-out may be renewed every five years under the Companies Act by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast by our shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting within five years from the Adoption Date. If the opt-out expires and is not renewed, shares issued for cash by Presbia must be offered to our existing shareholders at that time on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders or those existing shareholders in an amount greater than their pro rata entitlements. The statutory pre-emption rights do not apply:

•	where shares are issued for non-cash consideration (such as a share for share acquisition);

•	to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

•	to the issuance of shares pursuant to an employee share option or similar equity plan, including the Presbia Incentive Plan.

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by our constitution or an ordinary resolution of shareholders. We are subject to NASDAQ listing rules and provisions of the Code, that require shareholder approval of certain equity plan and share issuances. We may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

The Irish Takeover Rules may be applicable in certain circumstances and can affect our ability to issue shares.

Share Repurchases, Redemptions and Conversions

Overview

Our articles of association provide that any ordinary share that the Company agrees to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Presbia may technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions.” If our articles of association did not contain such a provision, repurchases by Presbia would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries,” including the shareholder approval requirements described below. Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our ordinary shares, we are referring to the redemption of ordinary shares by Presbia pursuant to the articles of association or the purchase of our ordinary shares by a subsidiary of Presbia, in each case in accordance with our articles of association and Irish company law as described below.

Repurchases and Redemptions

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described below under “—Dividends”) or the proceeds of a new issue of shares for that purpose. In addition to the effect of the articles of association, which in certain circumstances deems ordinary shares as redeemable shares, we may also issue redeemable shares. The issue of redeemable shares may only be made by Presbia where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Presbia. All redeemable shares must be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be canceled or held in treasury. Based on the terms of our articles of association described above, shareholder approval will not be required to redeem Presbia’s shares.

Our Board is also entitled to issue other classes or series of shares which may be redeemed at the option of either Presbia or the shareholder, depending on the terms of such shares. See “—Capital Structure—Authorized Share Capital” above.

Repurchased and redeemed shares may be canceled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of our company capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. Treasury shares may be canceled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under the Companies Act, it may be permissible for one of our subsidiaries to purchase our shares either as overseas market purchases or off-market purchases. A general authority of the shareholders of the company is required by way of ordinary resolution to allow a subsidiary of the company to make overseas market purchases of the company’s shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular overseas market purchase by a subsidiary of the company’s shares is required. We may elect to seek such general authority which must expire no later than 18 months after the date on which it was granted, at subsequent annual general meetings. For an off-market purchase by a subsidiary of a company, the proposed purchase contract must be authorized by special resolution of the shareholders of the company before the contract is entered into. The shareholder whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of the company.

In order for one of our subsidiaries to make an overseas market purchase of our shares, such shares must be purchased on a recognized stock exchange. NASDAQ is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by the subsidiaries of a company at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our company capital. While a subsidiary holds shares of a company, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of the company by a subsidiary must be funded out of distributable reserves of the subsidiary.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized but unissued share capital. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce our company capital in a manner permitted by the Companies Act.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of the company less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no dividend or distribution may be made unless the net assets of the company are not less than the aggregate of the company’s called up share capital plus undistributable reserves and the distribution does not reduce the company’s net assets below such aggregate. Undistributable reserves include the undenominated capital and the amount by which the company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not a company has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of the company. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Companies Act, which give a “true and fair view” of the company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. These “relevant financial statements” must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our articles of association authorize the Board to declare such dividends as appear justified from the profits of the Company without the approval of the shareholders. Our Board may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The dividends can be declared and paid in the form of cash or non-cash assets, subject to applicable law. We may pay dividends in any currency but, if we elect to pay dividends, we intend to do so in U.S. dollars. The Board may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to Presbia in respect of shares of Presbia.

The Board is also authorized to issue shares in the future with preferred rights to participate in dividends declared by Presbia. The holders of such preferred shares may, depending on their terms, rank senior to the holders of the ordinary shares of Presbia with respect to dividends and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to our ordinary shareholders.

Bonus Shares

Under our articles of association, our Board may authorize the capitalization of any amount credited to any reserve (including the share premium account and the capital redemption reserve fund) or credited to the profit and loss account, and use such amount for the issuance to shareholders of shares as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien and Forfeiture

Our articles of association provide that we have a first and paramount lien on every share that is not a fully paid share for all monies payable to us (whether presently or not) in respect of that share. Subject to the terms of allotment, our Board may from time to time make calls on our shareholders in respect of any monies unpaid on their shares. If such a payment is not made when due, our Board may give not less than 14 days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by us by reason of such nonpayment. If that notice is not complied with, any share in respect of which it was sent may, at any time before the payment required by the notice has been made, be forfeited by a resolution of our Board. The forfeiture shall include all dividends or other monies payable in respect of the forfeited shares which have not been paid before the forfeiture.

Variation of share capital and variation of rights

Our shareholders from time to time may, by ordinary resolution, increase our authorized share capital. In addition, our shareholders, by ordinary resolution, may:

•	consolidate and divide all or any of our share capital into shares of larger amounts;

•	subdivide our shares, or any of them, into shares of smaller amounts; or

•	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of our authorized share capital by the amount of the shares so canceled.

Our shareholders may, by special resolution, and subject to confirmation by the Irish High Court, reduce our capital redemption reserve fund or any share premium account.

The rights attached to any class may be varied or abrogated with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class and may be so varied or abrogated either while we remain a going concern or during or in contemplation of winding-up.

General Meetings of Shareholders

We are required under Irish law to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year and no more than nine months after our fiscal year-end. Subject to ensuring that any shareholders in Ireland can participate in an annual general meeting by technological means, any annual general meeting may be held outside Ireland.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the coordination of the company’s statutory financial statements and reports of the directors and auditors, the review by the members of the company’s affairs, the appointment of auditors and the fixing of the auditors’ remuneration (or delegation of that issue). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office, subject to certain limited exceptions. Our articles of association provide that, at each annual general meeting, directors will be elected to fill the board seats of those directors whose terms expire at that annual general meeting. At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) by or at the direction of the Board, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law or (iv) that the chairman of the meeting determines is properly within the scope of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to our Board, subject to compliance with the advance notice provisions of our articles of association.

Our extraordinary general meetings may be convened (i) by the Board, (ii) on requisition of the shareholders holding the number of our shares prescribed by the Companies Act (being at least 10% of the paid-up share capital of Presbia carrying voting rights), (iii) in certain circumstances, on requisition of our auditors; or (iv) in exceptional cases, by order of the Irish High Court.

Extraordinary general meetings are generally held for the purposes of approving such of our shareholder resolutions as may be required from time to time. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting.

In the case of an extraordinary general meeting requisitioned by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice of the meeting. The requisition notice can propose any business to be considered at the meeting. Under Irish law, upon receipt of this requisition notice, our Board has 21 days to convene the extraordinary general meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of receipt of the requisition notice. If the Board does not proceed to convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice by our Board.

If our Board becomes aware that our net assets are half or less of the amount of our called-up share capital, the Board must, not later than 28 days from the date that it learns of this fact, convene an extraordinary general meeting of our shareholders to be held not later than 56 days from such date. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

At least 21 days’ notice of any annual general meeting or extraordinary general meeting at which a special resolution is proposed and at least 7 days in the case of any other extraordinary general meeting.

Quorum for Shareholders Meetings

Under our articles of association, the presence, in person or by proxy, of one or more shareholders holding at least 50% of the voting power of our issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting.

In the case of a meeting to vary the rights of any class or series of shares, discussed below under “—Voting—Variation of Rights Attaching to a Class or Series of Shares,” Irish law provides that the necessary quorum is the presence, in person or by proxy, of at least two shareholders representing at least 1/3 in nominal value (or, at an adjourned meeting, at least one shareholder representing any amount of nominal value) of the relevant class.

Voting

Generally

Holders of our ordinary shares may vote on all matters submitted to a vote of shareholders and are entitled to one vote per share as of the record date for the meeting. All votes at a general meeting will be decided by way of a poll. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder of our company. Where interests in shares are held by a nominee trust company, such company may exercise the rights of the beneficial holders on their behalf as proxy. All proxies must be appointed in accordance with our articles of association. Our articles of association provide that the Board may permit the appointment of proxies by the shareholders to be notified to us electronically.

In accordance with our articles of association, the Board may from time to time cause us to issue preference or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares).

Treasury shares (i.e. shares held by us and our shares held by our subsidiaries) will not entitle their holders to vote at general meetings of shareholders.

Except where a greater majority is required by applicable law or our articles of association, any question proposed for consideration at any of our general meetings or of any class of shareholders will be decided by an ordinary resolution passed by a simple majority of the votes cast by shareholders entitled to vote at such meeting. Irish law requires special resolutions of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast by shareholders at a meeting of shareholders. Examples of matters requiring special resolutions include:

•	amending our memorandum and articles of association;

•	approving a change of our name;

•	authorizing the entry into a guarantee or the provision of security in connection with a loan, quasi-loan or credit transaction in favor of a director or connected person of a director (which generally includes a family member or business partner of the director and any entity controlled by the director);

•	opting out of pre-emption rights on the issuance of new shares for cash;

•	re-registration from a public limited company to a private company;

•	purchasing of our own shares off-market;

•	reduction of issued share capital;

•	resolving that we be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes;

•	setting the re-issue price of treasury shares; and

•	mergers with companies incorporated in the EEA, as described below under “—Acquisitions.”

Action by Written Consent

Our articles of association provide that anything that may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution.

Variation of Rights Attaching to a Class or Series of Shares

Variation of any rights attached to any class or series of our issued shares (including our ordinary shares) must, in accordance with our articles of association, be approved by (i) a resolution of the shareholders of the class or series affected, passed by the affirmative vote of the holders of 75% of the shares of that class or series voted at a meeting of that class or series, or (ii) the written consent of all of the shareholders of that class or series. In the case of a meeting to vary the rights of any class or series of shares, Irish law provides that the necessary quorum is the presence, in person or by proxy, of at least two shareholders representing at least 1/3 in nominal value (or, at an adjourned meeting, at least one shareholder representing any amount of nominal value) of the relevant class. Every shareholder of the affected class or series will have one vote for each share of such class or series that he or she holds as of the record date for the meeting.

Record Dates

Our articles of association provide that the Board may set the record date for the purposes of determining which shareholders are entitled to notice of, or to vote at, a general meeting and the record date must not occur before the date on which the board resolution fixing such record date is adopted. If no record date is fixed by the Board, the record date will be the day on which the notice of the meeting is mailed.

Shareholder Proposals

Under Irish law, there is no general right for a shareholder of a company listed on NASDAQ to put items on the agenda of an annual general meeting other than as set out in that company’s articles of association. Our articles of association permit shareholders to nominate persons to be elected as directors both at an annual general meeting or an extraordinary general meeting requisitioned by shareholders, provided that notice is given in accordance with the terms of our articles of association.

Shareholders’ Suits

In Ireland, the decision to institute derivative proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against us would otherwise go unredressed. The cause of action may be against a director, another person or both.

A shareholder may also be permitted to bring proceedings against us in his or her own name where the shareholder’s rights as such have been infringed or where our affairs are being conducted, or the powers of our Board are being exercised, in a manner oppressive to any shareholder or shareholders or in disregard of their interests as shareholders. Oppression connotes conduct that is burdensome, harsh or wrong. This is an Irish statutory remedy under Section 212 of the Companies Act and an Irish court can grant any order that it sees fit, including providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records

Holders of shares carrying voting rights have certain rights under the Companies Act to inspect books and records, including the right to:

•	receive a copy of our memorandum and articles of association;

•	inspect and obtain copies of the minutes of general meetings of shareholders (including resolutions adopted at such meetings);

•	inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by us;

•	receive copies of the most recent statutory financial statements (or summary financial statements, where applicable) and directors’ and statutory auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and

•	receive statutory financial statements of any of our subsidiary companies that have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years.

The auditors’ report must be circulated to the shareholders with our financial statements at least 21 clear days before the annual general meeting, and must be put before our shareholders at the annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	a tender or takeover offer by a third-party for all of the target company’s shares. Where the holders of 80% or more of the target company’s shares have accepted an offer for their shares in the target company, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If the target company’s shares were listed on the main market of the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	a merger with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a merger must be approved by a special resolution of the target company’s shareholders. If the target company is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to the target company’s shareholders is not all in the form of cash, the target company’s shareholders may be entitled to require their shares to be acquired at fair value.

Except as set forth above, Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) governing the merger of an Irish company limited by shares such as Presbia and a company incorporated in another jurisdiction of the EEA, a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement. In the event of a takeover of our company by a third party in accordance with the Irish Takeover Rules and the Companies Act where the holders of 80% or more in value of a class of our shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the bidder or non-tendering shareholder, may order.

Disclosure of Interests in Shares

Under the Companies Act, our shareholders must notify us if, as a result of a transaction, (i) the shareholder will be interested in 3% or more of our shares that carry voting rights or (ii) the shareholder will cease to be interested in 3% or more of our shares that carry voting rights. In addition, where a shareholder is interested in 3% or more of our relevant shares, the shareholder must notify us of any alteration of its interest that brings its total holdings through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the relevant class of share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to us within five business days of the event that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to its shares reinstated.

In addition to the disclosure requirement described above, under the Companies Act, we may, by notice in writing, and must, on the requisition of shareholders holding 10% or more of the paid-up capital of the Company carrying voting rights, require a person whom we know, or have reasonable cause to believe, is, or at any time during the three years immediately preceding the date on which such notice is issued was, interested in shares comprised in our relevant share capital to: (1) indicate whether or not that is the case and (2) where such person holds or has during that time held an interest in our shares, to give certain further information as may be required by us, including particulars of such person’s or beneficial owner’s past or present interests in our shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by us on a person who is or was interested in our shares and that person fails to give us any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Companies Act, the restrictions that may be placed on the shares by the court are as follows:

•	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of such shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in respect of those shares or pursuant to any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In addition, persons or groups (within the meaning of the Exchange Act) beneficially owning 5% or more of our ordinary shares must comply with the reporting requirements under Regulation 13D-G of the Exchange Act.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of one percent or more.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law.

Our articles of association allow our Board to adopt any shareholder rights plan upon such terms and conditions as the Board deems expedient and in the best interest of our company, subject to applicable law, including the Irish Takeover Rules and Substantial Acquisition Rules described below and the requirement for shareholder authorization for the issue of shares described above.

Subject to the Irish Takeover Rules described below, our Board also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine to be in our best interest.

It is possible that the terms and conditions of any issue of shares could discourage a takeover or other transaction that holders of some or a majority of our ordinary shares might believe to be in their best interest or in which holders of our ordinary shares might receive a premium for their shares over the then-market price of the shares.

In carrying out any of these actions, our Board must act in what they believe to be the best interests of our company. Our board of directors is prohibited from taking actions which would be likely to frustrate an offer for our company.

Irish Competition Law

Under Irish competition legislation, the Irish Competition Authority must be notified of a merger or acquisition if the transaction meets certain criteria under the relevant legislation. Failure to properly notify the Irish Competition Authority of such merger or acquisition will result in the voiding of the transaction, as well as the potential imposition of fines. A merger or acquisition that does not meet the criteria under the relevant legislation but which may give rise to competition concerns, though not legally required, may be voluntarily reported to the Irish Competition Authority in order to seek legal comfort that the merger or acquisition is not anti-competitive.

General

Subject to the Irish Takeover Rules described below and Irish law, our Board also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine to be in our best interest. It is possible that the terms and conditions of any issue of shares could discourage a takeover or other transaction that holders of some or a majority of our ordinary shares might believe to be in their best interest or in which holders of our ordinary shares might receive a premium for their shares over the then-market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third-party seeks to acquire 30% or more of the voting rights in our company will be governed by the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Rules made thereunder, which we refer to as the “Irish Takeover Rules,” and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below. Takeovers by means of a scheme of arrangement are also subject to these regulations.

General Principles

The Irish Takeover Rules are based on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all holders of the securities of a target company of the same class must be afforded equivalent treatment; and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of directors of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, of the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfil in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; this is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•	a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory bid

Under certain circumstances, a person who acquires our shares, or other voting securities, may be required under the Irish Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or any parties acting in concert with the acquirer during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer, including the holdings of any parties acting in concert with the acquirer, or concert parties, to shares representing 30% or more of the voting rights in our company, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person, together with its concert parties, holding shares representing between 30% and 50% of the voting rights in our company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements when purchasing additional securities.

Voluntary bid: requirements to make a cash offer and minimum price requirements

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must be no less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total of our ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash, or accompanied by a full cash alternative, and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total of our ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence on the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of our voting rights. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of our voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of our voting rights and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating action

Under the Irish Takeover Rules, our Board is not permitted to take any action which might frustrate an offer for our shares once our Board has received an approach that may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, that may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

•	the action is approved by our shareholders at a general meeting; or

•	the Irish Takeover Panel has given its consent, where

•	it is satisfied the action would not constitute frustrating action;

•	the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; and

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Insider dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company, or a class of its securities, or a contemplated offer may deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

For other provisions that could be considered to have an anti-takeover effect, see “—Pre-emption Rights, Share Warrants and Share Options,” “—Voting—Generally,” “—Voting—Variation of Rights Attaching to a Class or Series of Shares,” “—Disclosure of Interests in Shares,” “—Corporate Governance,” and “—Transfer and Registration of Shares.”

Corporate Governance

Generally

Our articles of association allocate authority over the management of our company to our Board. The Board may then delegate management of our company to committees of the Board or such other persons as it thinks fit. Regardless of any delegation, the Board will remain responsible, as a matter of Irish law, for the proper management of the affairs of our company. Our Board may create new committees or change the responsibilities of existing committees from time to time.

Directors: Term and Appointment

In accordance with our articles of association, at every annual general meeting of the Company all of the directors shall retire from office unless re-elected by ordinary resolution at the annual general meeting. A director retiring shall retain office until the close or adjournment of the meeting. Our articles of association provide that the number of directors shall not be less than two nor more than eleven; however the company may from time to time by special resolution increase or reduce the maximum number of directors. The continuing directors may act notwithstanding any vacancy in their body, provided that if the number of the directors is reduced below the prescribed minimum, the remaining director or directors shall appoint an additional director or additional directors to make up such minimum or shall convene a general meeting of the company for the purpose of making such appointment. If, at any annual general meeting of the company, the number of directors is reduced below the prescribed minimum due to the failure of any directors to be re-elected, then in those circumstances, the two directors who receive the highest number of votes in favor of re-election shall be re-elected and shall remain directors until such time as additional directors have been appointed to replace them as directors. If, at any annual general meeting of the company, the number of directors is reduced below the prescribed minimum in any circumstances where one director is re-elected, then that director shall hold office until the next annual general meeting and the director which (excluding the re-elected director) receives the highest number of votes in favor of re-election shall be re-elected and shall remain a director until such time as one or more additional directors have been appointed to replace him or her. If there are no director or directors able or willing to act, then any two members may summon a general meeting for the purpose of appointing directors. Any additional director so appointed shall hold office (subject to the provisions of the Companies Act and the articles of association) only until the conclusion of the annual general meeting of the company next following such appointment unless he or she is re-elected during such meeting.

Removal of Directors

The Companies Act provides that, notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of any such resolution be given to the shareholders not less than 28 days before the meeting at which the director is to be removed, and the director will be entitled to be heard at such meeting. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment agreement) that the director may have against us in respect of his or her removal. Removal may be with or without cause.

Directors’ Duties

Our directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of our company (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements, if applicable, and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal fiduciary duties include the common law fiduciary duties of good faith and exercise of due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers and making certain filings as well as the disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable for sanctions where they are deemed by the court to have carried on our business while insolvent, without due regard to the interests of creditors). For public limited companies like our company, directors are under a specific duty to ensure that the corporate secretary is a person with the requisite knowledge and experience to discharge that role.

Our directors have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of our company (although directors who also serve as employees have additional responsibilities and duties arising under their employment agreements, and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:

(i) to act in good faith and in the best interests of the company;

(ii) to act honestly and responsibly in relation to the company’s affairs;

(iii) to act in accordance with the company’s constitution (i.e. the company’s memorandum and articles of association) and to exercise powers only for lawful purposes;

(iv) not to misuse the company’s property, information and/or opportunity;

(v) not to fetter their independent judgment;

(vi) to avoid conflicts of interest;

(vii) to exercise care, skill and diligence; and

(viii) to have regard for the interests of the company’s shareholders.

Additional statutory duties under the Companies Act include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as certain disclosures of personal interests.

Under Irish law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. However, Irish law and our articles of association provide that: (i) a director may be a director of or otherwise interested in a company relating to us and will not be accountable to us for any remuneration or other benefits received as a result, unless we otherwise direct; (ii) a director or a director’s firm may act for us in a professional capacity other than as auditor; and (iii) a director may hold an office or place of profit in us and will not be disqualified from contracting with us. If a director has a personal interest in an actual or proposed contract with us, the director must declare the nature of his or her interest and we are required to maintain a register of such declared interests that must be available for inspection by the shareholders. Such a director may vote on any resolution of the Board in respect of such a contract, and such a contract will not be voidable solely as a result of such interest or vote.

Indemnification of Directors and Officers; Insurance

To the fullest extent permitted by Irish law, our articles of association confer an indemnity on our directors and executive officers. However, this indemnity is limited by the Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Companies Act will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. These restrictions do not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Companies Act.

Our articles of association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our articles of association and the Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents. In order to attract and retain qualified directors and officers, we expect to purchase and maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

We have entered into agreements to indemnify our executive officers and directors to the maximum extent permitted under Irish law. Additionally, through our wholly-owned subsidiary, Presbia USA, Inc., we have entered into agreements to indemnify our executive officers and directors to the maximum extent allowed under Delaware law. These agreements, among other things, provide that we will indemnify our executive officers and directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our officer and/or director.

Legal Name; Formation; Fiscal Year; Registered Office

Presbia Ireland, Limited was incorporated as a private limited company under the laws of Ireland. As part of the 2014 and 2015 Restructurings, a public limited company named Presbia PLC acquired Presbia Ireland, Limited and each of its direct and indirect subsidiaries by way of a share-for-share exchange in which the sole shareholder of Presbia Ireland, Limited exchanged the shares it held in Presbia Ireland, Limited for 9,166,667 ordinary shares in Presbia PLC. Our legal and commercial name is Presbia PLC. Our fiscal year ends on December 31 and our registered address is located at Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration will be unlimited. We may be dissolved at any time by way of either a shareholder’s voluntary winding up or a creditors’ winding up. In the case of a shareholder’s voluntary winding up, our company must be solvent and a special resolution of the shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Director of Corporate Enforcement in Ireland where the affairs of our company have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that our company should be wound up.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any shares issued by our Board from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Presbia. If the articles of association and terms of issue of the shares of our company contain no specific provisions in respect of a dissolution or winding up, then, subject to the shareholder priorities and the rights of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our articles of association provide that holders of our ordinary shares may be entitled to participate in a winding up, and the method by which the property will be divided shall be determined by the liquidator, subject to a special resolution of the shareholders, but such rights of holders of our ordinary shares to participate may be subject to the rights of any holders of preferred shares to participate under the terms of any series or class of preferred shares.

Share Certificates

Holders of our ordinary shares have the right upon request to require us to issue certificates for their shares subject to the payment of a nominal fee. Subject to any such requests, we intend only to issue uncertificated ordinary shares.

No Sinking Fund

Our ordinary shares will have no sinking fund provisions.

Stock Exchange Listing

Our ordinary shares are listed on NASDAQ under the symbol “LENS.”

No Liability for Further Calls or Assessments

All issued and outstanding ordinary shares are duly and validly issued and fully paid.

Transfer and Registration of Shares

Our share register is maintained by our transfer agent, Computershare Limited. Registration in this share register is determinative of share ownership in our company. Any of our shareholders who hold shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for the Depository Trust Company, or DTC) or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who will also hold such shares beneficially through the same depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the holder of record of such shares. See “Taxation—Taxation in Ireland—Stamp Duty.”

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who also will hold such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer or the transfer is not made in contemplation of a sale of the shares. Accordingly, we strongly recommend that shareholders hold their shares through DTC (or through a broker who holds such shares through DTC).

Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the purchaser unless an instrument of transfer is duly stamped and provided to the transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a purchaser. In the event of any such payment, we are (on behalf of ourselves or our affiliates) entitled to (i) seek reimbursement from the purchaser or seller (at our discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the purchaser or seller (at our discretion), and (iii) claim a lien against our ordinary shares on which stamp duty has been paid by us or our affiliates. Our lien will extend to all dividends paid on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our ordinary shares has been paid unless one or both of such parties is otherwise notified by us or the transfer agent.

In order to help ensure that the official share register is regularly updated to reflect trading of our ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we or the transfer agent notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the purchaser will be registered as the legal owner of the relevant shares on our official Irish share register.

Our articles of association delegate to our Secretary or an Assistant Secretary the authority to execute an instrument of transfer on behalf of the transferor or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorization), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company.

Our articles of association grant our Board general discretion to decline to register an instrument of transfer without giving a reason. In addition, our Board may decline to register a transfer of shares unless a registration statement under the Securities Act is in effect with respect to the transfer or the transfer is exempt from registration.

The registration of transfers may be suspended at such times and for such periods, not exceeding 30 days in any year, as our Board may from time to time determine (except as may be required by law).

Transfer Agent

The transfer agent and registrar for our ordinary shares is Computershare Limited.

PLAN OF DISTRIBUTION

On or about February 7, 2017, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned ordinary shares on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no broker’s, dealer’s or underwriter’s commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it with payment as provided herein for our ordinary shares, to the subscription agent, Computershare Inc., at the following address:

Computershare, Inc.

Corporate Actions

C/O Voluntary Offers

250 Royall Street, Suite V

Canton, MA 02021

We have not entered into any agreements regarding stabilization activities with respect to our securities.

We have agreed to pay the subscription agent customary fees plus certain expenses. We estimate that our total expenses in connection with the rights offering will be approximately $320,000.

Other than as described herein, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the ordinary shares.

EXPERTS

The consolidated financial statements of Presbia PLC as of December 31, 2015, and for the year then ended, incorporated in this Prospectus by reference from the Presbia PLC Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, of Presbia PLC as of December 31, 2014 and for the year ended December 31, 2014 that have been incorporated by reference in this prospectus from Presbia PLC’s Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and expresses an unqualified opinion and includes an explanatory paragraph relating to allocations of expenses from Presbia Holdings, the Company’s ultimate controlling shareholder, and arrangements with related parties. Such financial statements and financial statement schedule of Presbia PLC as of December 31, 2014 and for the year ended December 31, 2014 have been so incorporated in reliance upon the report of Deloitte & Touche, LLP given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Arthur Cox, Dublin, Ireland will pass upon certain Irish legal matters relating to the issuance of our ordinary shares in the rights offering. Lowenstein Sandler LLP is acting as special U.S. counsel for us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov. Information about us is also available on our website at http://www.presbia.com. This URL and the SEC’s URL above are intended to be inactive textual references only. The information on the SEC’s website and our website is not part of, and is not incorporated into, this prospectus.

We have filed a registration statement covering our ordinary shares subject to this offering, of which this prospectus forms a part. This prospectus, however, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities we may offer and sell, you should read the entire registration statement and the exhibits to the registration statement. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which we filed with the SEC on March 28, 2016;

•	Our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Shareholders, which we filed with the SEC on June 17, 2016;

•	Our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2016, which we filed with the SEC on May 4, 2016, for the fiscal period ended June 30, 2016, which we filed with the SEC on August 12, 2016 and for the fiscal period ended September 30, 2016, which we filed with the SEC on November 4, 2016;

•	Our current reports on Form 8-K filed with the SEC on January 20, 2016, February 12, 2016, April 11, 2016, April 11, 2016, May 2, 2016, May 18, 2016, May 31, 2016, June 16, 2016, June 17, 2016, June 30, 2017, July 7, 2016, August 8, 2016, August 9, 2016, September 7, 2016, December 21, 2016 and January 18, 2017;

•	The description of our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on July 14, 2014 (including any amendment or report filed with the SEC for the purpose of updating such description);

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Presbia PLC, 120/121 Baggot Street Lower, Dublin 2, Ireland, +353 (1) 659 9446, Attention: Corporate Secretary.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

Presbia PLC

PROSPECTUS

Subscription Rights to Purchase Up to 4,500,000 Ordinary Shares

at a Subscription Price of $3.00 Per Share

January 26, 2017